Exhibit 4.7

SHARE EXCHANGE AGREEMENT

dated as of the 18th day of February, 2010

AMONG:

The Persons Listed on

SCHEDULE 2.1

(Each, individually a “Sanomune Shareholder” and collectively, the “Sanomune Shareholders”)

- and -

SANOMUNE INC.
a corporation formed under the laws of the Province of Manitoba
(hereinafter referred to as “Sanomune”)

- and -

DIAMEDICA INC.
a corporation incorporated under the laws of the Province of Manitoba
(hereinafter referred to as “DiaMedica”)

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		6
1.1	Definitions	6
1.2	Hereof, Herein, etc.	10
1.3	Computation of Time Periods	10
1.4	Knowledge	11
1.5	Schedules	11
ARTICLE 2 AGREEMENT TO EXCHANGE		11
2.1	Sanomune Shares	11
2.2	Maximum Number of DiaMedica Shares	11
2.3	Closing and Delivery of Certificates	12
2.4	Tax Election	12
2.5	Share Capital	12
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SANOMUNE		13
3.1	Organization and Existence	13
3.2	Authorized Capital	13
3.3	Subsidiaries	14
3.4	Information	14
3.5	Authorization and Consents	14
3.6	No Other Agreement to Purchase	14
3.7	Agreements or Restrictions on Transfer of Shares	14
3.8	Shareholder Loans	15
3.9	Reports and Sanomune Financial Statements	15
3.10	Absence of Certain Changes	15
3.11	Indebtedness and Liens	17
3.12	Indebtedness to Directors, Officers and Others	17
3.13	Taxes	17
3.14	Material Contracts	17
3.15	Title to Property	17
3.16	Tangible Property	18
3.17	Intangible Property	18
3.18	Necessary Licenses and Permits	18
3.19	Compliance with Law	19
3.20	Employees	19
3.21	Litigation	19
3.22	No Material Adverse Change	20
3.23	Employee Benefit Plans	20
3.24	Inventory	20
3.25	Insurance	20

3.26	Location of Office	20
3.27	Company Documents, Books and Records	20
3.28	No Limitations	20
3.29	Reporting Issuer Status	20
3.30	Regulatory Compliance	21
3.31	Non-Arm’s Length Transactions	21
3.32	Environmental Law	21
3.33	Canada-Switzerland Income Tax Convention	21
3.34	Enforceability	21
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SANOMUNE SHAREHOLDERS		21
4.1	Capacity	22
4.2	Execution and Delivery	22
4.3	No Violation	22
4.4	Securities Laws	22
4.5	Residence	23
4.6	Ownership	23
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF DIAMEDICA		23
5.1	Organization and Existence	23
5.2	Authorization	24
5.3	Consents	24
5.4	Authorized Capital	24
5.5	No Material Adverse Change	24
5.6	Reporting Issuer Status	24
5.7	TSXV Listing	25
5.8	Reports and DiaMedica Financial Statements	25
5.9	Absence of Certain Changes	25
5.10	Corporate Documents, Books and Records	26
5.11	Information	27
5.12	No Other Agreement to Purchase	27
5.13	Shareholder Loans	27
5.14	Indebtedness and Liens	27
5.15	Indebtedness to Directors, Officers and Others	27
5.16	Taxes	27
5.17	Title to Assets	27
5.18	Material Contracts	28
5.19	Title to Property	28
5.20	Intangible Property	28
5.21	Necessary Licenses and Permits	28
5.22	Compliance with Law	28
5.23	Litigation	29

5.24	Employee Benefit Plans	29
5.25	Inventory	29
5.26	Insurance	29
5.27	Location of Office	29
5.28	No Limitations	29
5.29	Regulatory Compliance	29
5.30	Non-Arm’s Length Transactions	29
5.31	Environmental Law	30
5.32	Enforceability	30
ARTICLE 6 COVENANTS		30
6.1	Filings	30
6.2	Additional Agreements	30
6.3	Access to Information	31
6.4	Conduct of Business of Sanomune	31
6.5	Conduct of Business of DiaMedica	33
ARTICLE 7 CONDITIONS TO OBLIGATION TO CLOSE		35
7.1	Mutual Closing Conditions	35
7.2	DiaMedica’s Closing Conditions	36
7.3	Sanomune Shareholders’ Closing Conditions	38
ARTICLE 8 TERMINATION		39
8.1	Termination	39
8.2	Effect of Termination	40
8.3	Waivers and Extensions	40
ARTICLE 9 TRANSACTION COSTS		40
9.1	Transactions Costs	40
9.2	Preparation of Sanomune Financial Statements and Other Documentation	40
ARTICLE 10 NOTICES		40
10.1	Notices	40
ARTICLE 11 INDEMNIFICATION		41
11.1	Survival of Covenants, Agreements, Etc.	41
11.2	Indemnification by Sanomune Indemnifying Shareholders and Sanomune Shareholders	42
11.3	Indemnification by DiaMedica	42
11.4	Limitations on Amount	43
11.5	Notice of Claim	43
11.6	Direct Claims	43
11.7	Third Party Claims	43
11.8	Settlement of Third Party Claims	44
11.9	Co-Operation	44
11.10	Exclusivity	44

ARTICLE 12 CONFIDENTIALITY		45
12.1	Confidential Information	45
ARTICLE 13 MISCELLANEOUS		45
13.1	Amendments and Waivers	45
13.2	Power of Attorney	45
13.3	Consent to Jurisdiction	46
13.4	Governing Law	46
13.5	Further Assurances	46
13.6	Time	46
13.7	Assignment	46
13.8	Independent Legal Advice	46
13.9	Public Announcement; Disclosure	47
13.10	Entire Agreement, Counterparts, Section Headings	47
13.11	Regulatory Approval	47

SCHEDULE 2.1 Sanomune Shareholders

SCHEDULE 3.4 Sanomune Information

SCHEDULE 3.5 Authorization

SCHEDULE 3.14 Material Contracts

SCHEDULE 3.15 Title to Property

SCHEDULE 3.16 Sanomune Tangible Property

SCHEDULE 3.17 Sanomune Intangible Property

SCHEDULE 4.5 Residence (Sanomune Shareholders)

SCHEDULE 5.26 Insurance (DiaMedica)

SCHEDULE 7.2(I) Deferoxamine Assets

WHEREAS the Sanomune Shareholders are the registered and beneficial owners of all the issued and outstanding Sanomune Shares (as defined herein);

WHEREAS DiaMedica is a company whose common shares are listed on the TSXV (as defined herein);

WHEREAS DiaMedica and the Sanomune Shareholders wish to exchange shares on the terms and conditions herein contained; and

WHEREAS following such exchange of shares, DiaMedica will directly own all of the Sanomune Shares and the Sanomune Shareholders will, in the aggregate, own approximately 40% of the issued and outstanding DiaMedica Shares (as defined herein) (excluding any DiaMedica Shares owned by Sanomune Shareholders prior to the completion of the Transaction);

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

ARTICLE 1
DEFINITIONS

1.1	Definitions

For all purposes of this Agreement the following capitalized terms shall have the meanings set forth in this Article 1:

“Affiliate” of an entity means any Person directly or indirectly controlling, controlled by or under common control with, such entity.

“Articles” means, with respect to any corporation, such corporation’s articles of incorporation, certificate of incorporation, constating documents or such other similar organizational documents as the same may be amended from time to time.

“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for business in Toronto, Ontario and Winnipeg, Manitoba.

“Canadian GAAP” means accounting principles which are: (a) consistent with the principles promulgated or adopted by the Canadian Institute of Chartered Accountants and its predecessors, in effect from time to time; and (b) applied, unless otherwise required by Canadian GAAP, on a basis consistent with prior periods.

“Change of Control” means the acquisition, directly or indirectly, of beneficial ownership of voting securities that results in a holding of more than 20% of the issued and outstanding voting securities of Sanomune or DiaMedica, as the case may be, by a third party, other than in connection with this Agreement.

“Claim” has the meaning set forth in Section 11.5(a) .

“Closing Date” means March 15, 2010, or such earlier or later date as may be agreed upon in writing by Sanomune and DiaMedica.

“Closing Time” means 9:00 a.m. (Winnipeg time) on the Closing Date or such other time on the Closing Date as maybe agreed upon by Sanomune and DiaMedica.

“Closing” means the closing of the exchange of shares between the Sanomune Shareholders and DiaMedica, pursuant to the terms of this Agreement at the Closing Time.

“Confidential Information” has the meaning set forth in Section 12.1.

“Control” in respect of a Person (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or by other arrangement.

“Deferoxamine Assets” has the meaning set forth in Section 7.2(i) .

“Deferoxamine Asset Transactions” means the transactions relating to the transfer of the Deferoxamine Assets by Sanomune, including (i) the transfer of Sanomune Common Shares and Sanomune Preferred Shares to a newly incorporated corporation (“Newco”) in exchange for common shares and preferred shares of Newco; (ii) the purchase by Sanomune of the Sanomune Common Shares and the Sanomune Preference Shares held by Newco from Newco in exchange for the issuance of a promissory note (the “Newco Promissory Note”); and (iii) the transfer by Sanomune to Newco of the Deferoxamine Assets in full satisfaction of the Newco Promissory Note.

“DiaMedica Assets” means all assets owned by DiaMedica.

“DiaMedica Financial Statements” has the meaning set forth in Section 5.8(a) .

“DiaMedica Intangible Property” means all of the Intangible Property of DiaMedica.

“DiaMedica Options” means options to acquire DiaMedica Shares.

“DiaMedica Shares” means the common shares in the capital of DiaMedica.

“DiaMedica Stock Option Agreements” means the stock option agreements between DiaMedica and certain of its directors, officers, employees and management company employees pursuant to which an aggregate of 1,962,000 DiaMedica Shares may be issued.

“Direct Claim” has the meaning set forth in Section 11.5(a) .

“Distribution” means: (a) the declaration or payment of any dividend in cash, securities or property on or in respect of any class of securities of the Person or its Subsidiaries; (b) the purchase, redemption or other retirement of any securities of the Person or its Subsidiaries, directly or indirectly; or (c) any other distribution on or in respect of any class of securities of the Person or its Subsidiaries.

“$” means Canadian dollars, unless otherwise specified.

“Environmental Laws” means all applicable Laws relating to the protection of human health and safety, the environment or natural environment (as defined in all such Laws including air, surface water, ground water, land surface, soil, and subsurface strata), or hazardous or toxic substances or wastes, pollutants or contaminants.

“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Indebtedness” means all obligations, contingent (to the extent required to be reflected in financial statements prepared in accordance with Canadian GAAP) and otherwise, which in accordance with Canadian GAAP should be classified on the obligor’s balance sheet as liabilities, including without limitation, in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all agreements of guarantee, support, indemnification, assumption or endorsement and other contingent obligations whether direct or indirect in respect of Indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; (d) obligations to reimburse issuers of any letters of credit; and (e) capital leases.

“Indemnified Party” has the meaning set forth in Section 11.5(a) .

“Indemnifying Party” has the meaning set forth in Section 11.5(a) .

“Intangible Property” means all patents, patentable subject matter, copyrights, registered and unregistered trade-marks, service marks, domain names, trade-names, logos, commercial symbols, industrial designs (including applications for all of the foregoing and renewals, divisions, extensions and reissues, where applicable, relating thereto), inventions, licences, sublicences, trade secrets, know how, confidential and proprietary information, patterns, drawings, computer software, databases and all other intellectual property, whether registered or not, owned by, licensed to or used by a Person, in any format or medium whatsoever.

“Laws” mean all federal, provincial, state, municipal or local laws, rules, regulations, statutes, by-laws, ordinances, policies, judgments or orders of any federal, provincial, state, regional or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Letter Agreement” means the letter of intent dated November 19, 2009, entered into among DiaMedica, Sanomune and CentreStone Ventures Limited Partnership in connection with the Transaction.

“Lien” means: (a) any encumbrance, mortgage, pledge, hypothec, prior claim, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

“Losses”, in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter.

“Market Price” means, in respect of a class of securities, the market price of such class of securities determined in accordance with the policies of the TSXV.

“Material Adverse Effect” in respect of a Person means any change, effect, event, occurrence, condition or development that has or could reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the business, operations, results of operations, property, assets, capitalization, liabilities or obligations (whether absolute, accrued, conditional or otherwise) or financial condition of such Person, other than any change, effect, event, occurrence or state of facts: (i) relating to the global economy or securities markets in general, or (ii) arising from any action expressly contemplated by this Agreement or any action taken with the prior written consent of the other parties hereto.

“Permitted Liens” means:

(a)

undetermined or inchoate Liens and charges incidental to construction, maintenance or operations or otherwise relating to the ordinary course of business which have not at the time been filed pursuant to Law;

(b)

Liens for taxes and assessments for the then current year, Liens for taxes and assessments not at the time overdue, Liens securing worker’s compensation assessments and Liens for specified taxes and assessments which are overdue (and which have been disclosed to the other parties to this Agreement) but the validity of which is being contested at the time in good faith, if the Person shall have made on its books provision reasonably deemed by it to be adequate therefor;

(c)

cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, Liens or claims incidental to current construction, and mechanics’, warehousemen’s, carriers’ and other similar Liens; and

(d)

all rights reserved to or vested in any governmental body by the terms of any lease, licence, franchise, grant or permit held by it or by any statutory provision to terminate any such lease, licence, franchise, grant or permit or to require annual or periodic payments as a condition of the continuance thereof or to distrain against or to obtain a Lien on any of its property or assets in the event of failure to make such annual or other periodic payments.

“Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Sanomune Assets” means collectively the Sanomune Intangible Property and the Sanomune Tangible Property, but, for greater certainty, excludes the Deferoxamine Assets.

“Sanomune Common Shares” means the common shares in the capital of Sanomune.

“Sanomune Financial Statements” has the meaning set forth in Section 3.9(a) .

“Sanomune Indemnifying Shareholders” has the meaning set forth in Section 3.

“Sanomune Intangible Property” means all of the Intangible Property of Sanomune.

“Sanomune Options” means options to acquire Sanomune Common Shares.

“Sanomune Preference Shares” means the preference shares in the capital of Sanomune.

“Sanomune Shares” means, collectively, the Sanomune Common Shares and the Sanomune Preference Shares.

“Sanomune Shareholders” means, collectively, the Persons identified in Schedule 2.1 to this Agreement as the registered and beneficial holders of the Sanomune Shares, and “Sanomune Shareholder” shall mean any one of such Persons.

“Sanomune Tangible Property” means all assets owned by Sanomune other than the Sanomune Intangible Property, as set out on Schedule 3.16.

“Sanomune Warrants” means warrants to acquire Sanomune Preference Shares.

“Subsidiary” shall have the meaning set forth in The Securities Act (Manitoba).

“Tax Returns” has the meaning set forth in Section 3.13.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, employer safety, workers compensation, excise, immovable property and moveable property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan, Social Security and provincial or state pension plan contributions and workers compensation premiums, together with any interest, fines and penalties imposed by any governmental authority (including federal, provincial, state, municipal and foreign governmental authorities), and whether disputed or not.

“Third Party Claim” has the meaning set forth in Section 11.5(a) .

“Transaction” means the acquisition by DiaMedica of all of the issued and outstanding Sanomune Shares from the Sanomune Shareholders in exchange for an aggregate of 12,806,377 DiaMedica Shares, all as provided for herein.

“TSXV” means the TSX Venture Exchange Inc.

1.2	Hereof, Herein, etc.

The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified herein, the term “or” has the inclusive meaning represented by the term “and/or” and the term “including” is not limiting. All references as to “Sections”, “Subsections”, “Articles”, “Schedules” and “Exhibits” shall be to Sections, Subsections, Articles, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided.

1.3	Computation of Time Periods

In the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein, the words “commencing on” mean “commencing on and including”, the word “from” means “from and including” and the words “to” and “until” each means “to and including”.

1.4	Knowledge

The expression “to the knowledge of” or a similar phrase shall mean the knowledge of the Person based on the receipt of written notice addressed to the Person or the actual knowledge of any senior officer of the Person.

1.5	Schedules

The following Schedules are attached hereto and form part of this Agreement:

SCHEDULE 2.1	Sanomune Shareholders
SCHEDULE 3.4	Sanomune Information
SCHEDULE 3.5	Authorization
SCHEDULE 3.14	Material Contracts
SCHEDULE 3.15	Title to Property
SCHEDULE 3.16	Sanomune Tangible Property
SCHEDULE 3.17	Sanomune Intangible Property
SCHEDULE 4.5	Residence (Sanomune Shareholders)
SCHEDULE 5.26	Insurance (DiaMedica)
SCHEDULE 7.2(I)	Deferoxamine Assets

ARTICLE 2
AGREEMENT TO EXCHANGE

2.1	Sanomune Shares

(a)

Subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, at the Closing Time, each of the Sanomune Shareholders severally agrees to exchange, transfer and assign all Sanomune Shares he, she or it owns or will own at the Closing Time (being the number set out opposite his, her or its name in the attached Schedule 2.1) to DiaMedica in consideration of DiaMedica’s issuance to such Sanomune Shareholder of that number of DiaMedica Shares set out opposite his, her or its name in the said Schedule 2.1.

(b)

The exchange, transfer and assignment of Sanomune Shares for DiaMedica Shares shall proceed on the basis of: (i) 0.517 of a DiaMedica Share for each Sanomune Common Share, and (ii) 0.517 of a DiaMedica Share for each Sanomune Preference Share.

(c)

For greater certainty, fractional DiaMedica Shares shall not be issued or otherwise provided for where the application of the above exchange ratio to the aggregate of all Sanomune Shares held by a Sanomune Shareholder would result in a Sanomune Shareholder being entitled to receive a fractional DiaMedica Share, the number of DiaMedica Shares to be issued to such Sanomune Shareholder shall be rounded down to the nearest whole DiaMedica Share if the fraction is less than .5, and shall be rounded up to the nearest whole DiaMedica Share if the fraction is .5 or more. DiaMedica will not pay any amount in cash in lieu of issuing fractional DiaMedica Shares.

2.2	Maximum Number of DiaMedica Shares

The parties acknowledge and agree that at the Closing Time, on and subject to the terms and conditions of this Agreement, the number of DiaMedica Shares issuable in exchange for the Sanomune Shares pursuant to Section 2.1 shall be 12,806,377 DiaMedica Shares, at a deemed per share value equal to the Market Price of the DiaMedica Shares on the last trading day immediately prior to Closing.

2.3	Closing and Delivery of Certificates

(a)

The Closing shall take place at the offices of Aikins, MacAulay & Thorvaldson LLP, 30th Floor, 360 Main Street, Winnipeg, Manitoba, at the Closing Time on the Closing Date, or as Sanomune and DiaMedica may otherwise agree in writing.

(b)	Subject to the satisfaction of the conditions to the obligation to close the transactions contemplated herein set forth in Article 7:

(i)

each Sanomune Shareholder shall transfer and deliver to DiaMedica at the Closing Time certificates representing the Sanomune Shares set out opposite his, her or its name in the attached Schedule 2.1 duly endorsed in blank for transfer or accompanied by a duly executed power of attorney for transfer in blank; and

(ii)

each Sanomune Shareholder agrees to deliver to DiaMedica at the Closing Time such reports, undertakings and other documents with respect to the Transaction as may be required pursuant to applicable securities legislation, policy or order of any securities commission, stock exchange or other regulatory authority, if any.

(c)

Subject to compliance with Section 2.3(b), DiaMedica shall deliver to the Sanomune Shareholders at the Closing Time certificates representing the number of DiaMedica Shares set out opposite their respective names in the attached Schedule 2.1.

2.4	Tax Election

DiaMedica agrees to execute and return to each of the Sanomune Shareholders for further handling, joint elections under subsection 85(1) of the Income Tax Act, in the manner prescribed therein, provided that the election is prepared and forwarded to DiaMedica by the Sanomune Shareholder prior to the Closing Date. The parties making such elections agree that compliance with the requirements to ensure the validity of a joint tax election on a timely basis will be the sole responsibility of each of the Sanomune Shareholders making the election and DiaMedica agrees only to execute and to forward such tax elections to such Sanomune Shareholder by courier service and shall not be responsible for the preparation of the elections, verifying the accuracy of the information contained in the elections nor the filing of the elections.

2.5	Share Capital

For greater certainty, DiaMedica represents, and based upon such representation, Sanomune and the Sanomune Shareholders acknowledge, that:

(a)	assuming 12,806,377 DiaMedica shares are issued in connection with the Transaction, after the Closing, there will be an aggregate of 32,015,943 DiaMedica Shares issued and outstanding, of which:

(i)

an aggregate of 12,806,377 DiaMedica Shares (approximately 40%) shall be held by Sanomune Shareholders (excluding any DiaMedica Shares owned by Sanomune Shareholders prior to the completion of the Transaction); and

(ii)	an aggregate of 19,209,566 DiaMedica Shares (approximately 60%) shall be held by the current shareholders of DiaMedica; and

(b)

1,962,000 DiaMedica Shares have been reserved for issuance to the current holders of DiaMedica Options at an average exercise price of $1.11 per share; and that no DiaMedica Shares have been reserved for issuance in respect of warrants.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SANOMUNE

In order to induce DiaMedica to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including the Transaction, Sanomune, and each of CentreStone Ventures Limited Partnership and Genesys Ventures Inc. (together, the “Sanomune Indemnifying Shareholders”), hereby jointly and severally represent and warrant as follows to and in favour of DiaMedica and acknowledge that DiaMedica is relying upon such representations and warranties in connection with such transactions:

3.1	Organization and Existence

Sanomune is a company duly formed and organized and existing under the laws of Manitoba and has the power to own its properties (including its Intangible Property) and to carry on its business as now conducted and currently proposed to be conducted and has made all necessary filings under all applicable company, securities and taxation Laws or any other Laws to which Sanomune is subject, except where the failure to make such filing would not have a Material Adverse Effect on Sanomune. Sanomune is not in violation of its Articles or by-laws, except where such violation would not have a Material Adverse Effect on Sanomune. Sanomune is in good standing under the company or other Laws of each province or other jurisdiction in which it carries on business, except where the failure to have such standing would not have a Material Adverse Effect on Sanomune. No proceedings have been instituted or are pending for the dissolution or liquidation of Sanomune.

3.2	Authorized Capital

(a)	The authorized capital of Sanomune consists of an unlimited number of Sanomune Common Shares and an unlimited number of Sanomune Preference Shares.

(b)

As at the date hereof, 3,214,385 Sanomune Common Shares and 21,284,316 Sanomune Preference Shares have been duly authorized and validly issued and outstanding as fully paid and non-assessable Sanomune Shares. At the Closing Time, following the completion of the Deferoxamine Asset Transactions, 3,751,463 Sanomune Common Shares and 20,998,317 Sanomune Preference Shares will be duly authorized and validly issued and outstanding as fully paid and non-assessable Sanomune Shares. None of the Sanomune Shares have been or will be issued in violation of any Laws, Sanomune’s Articles or by-laws or any agreement to which Sanomune is a party or by which it is bound.

(c)

Each Sanomune Shareholder has contributed to the capital of Sanomune the amount of cash or other property set forth opposite his, her or its name in share register contained in the minute book in consideration for the Sanomune Shares representing his, her or its respective interest in Sanomune as set forth in share register contained in the Sanomune minute book.

3.3	Subsidiaries

Other than Sanomune U.K. Ltd. (“Sanomune U.K.”), a wholly-owned subsidiary, Sanomune has no Subsidiaries or any other material investments in any other Person. No person has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition of any of the issued shares of Sanomune U.K.

3.4	Information

All data and information relating to Sanomune described in Schedule 3.4 and provided by Sanomune, at the request of DiaMedica and its agents and representatives, to DiaMedica and its agents and representatives in connection with the Transaction was and is complete and true and correct in all material respects.

3.5	Authorization and Consents

Sanomune has the capacity, right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Sanomune pursuant to this Agreement and to carry out the Transaction and other transactions contemplated hereby or thereby. The execution, delivery and performance by Sanomune of this Agreement and each such other agreement, document and instrument contemplated herein have been duly authorized by all necessary action of the Sanomune directors, the Sanomune Shareholders and Sanomune and no other action on the part of the Sanomune directors, the Sanomune Shareholders or Sanomune, as applicable, is required in connection therewith. Except as disclosed in Schedule 3.5, the execution, delivery and performance by Sanomune of this Agreement and each such other agreement, document and instrument contemplated herein does not and will not require the authorization approval or consent of, or any filing with any governmental authority or agency or any other Person, and the execution, delivery and performance by Sanomune of this Agreement and each such other agreement, document and instrument contemplated herein, does not and will not result in: (a) a breach of or conflict with the Articles or by-laws of Sanomune; (b) a breach of or a conflict with any Laws applicable to Sanomune; (c) a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, agreement, contract, instrument, Lien, lease, permit, authorization, order, writ, judgement, injunction, decree, determination or arbitration award to which Sanomune is a party or by which the property of Sanomune is bound or affected; (d) result in the creation or imposition of any Lien on any equity interest in Sanomune; or (e) result in the dissolution or winding-up of Sanomune.

3.6	No Other Agreement to Purchase

Other than as specifically contemplated pursuant to the Deferoxamine Asset Transactions, there are no agreements, options, warrants, rights of conversion or other rights binding upon or which at any time in the future may become binding upon Sanomune to issue any equity securities or any securities convertible or exchangeable, directly or indirectly, into any equity securities of Sanomune.

3.7	Agreements or Restrictions on Transfer of Shares

There are no agreements or restrictions which in any way limit or restrict the transfer to DiaMedica of any of the Sanomune Shares other than share transfer restrictions contained in Sanomune’s Articles and in the shareholders agreement dated October 15, 2007, between the Sanomune Shareholders and Sanomune (the “Sanomune Shareholders Agreement”). Other than the Sanomune Shareholders Agreement, there are no other shareholders agreements, pooling agreements, voting trusts or other agreements or understandings with respect to the voting of Sanomune Shares or any of them. At or prior to the Closing, the share transfer restrictions in Sanomune’s Articles and in the Sanomune Shareholders Agreement, and the provisions of the Sanomune Shareholders Agreement which require the approval of Sanomune Shareholders by special resolution in order to complete the Transaction, will have been complied with or terminated.

3.8	Shareholder Loans

There are no outstanding loans or other liabilities of Sanomune to the Sanomune Shareholders, or any of them, or to any previous Sanomune Shareholder.

3.9	Reports and Sanomune Financial Statements

(a)

Sanomune has delivered to DiaMedica true and complete copies of the audited financial statements of Sanomune as at and for the years ended December 31, 2008 and December 31, 2007 and unaudited financial statements of Sanomune as at and for the nine-month period ended September 30, 2009 (collectively, the “Sanomune Financial Statements”).

(b)

The Sanomune Financial Statements were prepared in accordance with Canadian GAAP, each of the balance sheets included in the Sanomune Financial Statements fairly presents the financial condition of Sanomune as at the close of business on the date thereof, and each of the statements of loss and deficit and cash flows included in the Sanomune Financial Statements fairly presents the results of operations of Sanomune for the fiscal period then ended.

(c)

There were no liabilities, contingent, contractual or otherwise, of Sanomune as at the balance sheet date of the respective Sanomune Financial Statements, other than those disclosed in the Sanomune Financial Statements and the notes thereto.

3.10	Absence of Certain Changes

Since September 30, 2009, Sanomune has not (except as disclosed in this Agreement):

(a)

issued or sold (other than as specifically contemplated pursuant to the Deferoxamine Asset Transactions), pledged, hypothecated, leased, disposed of or encumbered any Sanomune Shares or other securities or any right, option or warrant with respect thereto;

(b)	amended or proposed to amend its Articles or by-laws;

(c)	split, combined or reclassified any of its securities or declared or made any Distribution;

(d)	suffered any material loss relating to litigation or been threatened with litigation;

(e)

suffered any adverse change in employee relations which has or is reasonably likely to have a Material Adverse Effect on Sanomune, or entered into or amended any employment or service contracts with any officer or senior management employee, created or amended any employee benefit plan, made any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for any, officer, employee or consultant, other than in the ordinary course of business;

(f)

suffered damage, destruction or other casualty, loss, or forfeiture of, any property or assets (including Sanomune Intangible Property), whether or not covered by insurance, which would have a Material Adverse Effect on Sanomune;

(g)	made any capital expenditures, additions or improvements or commitments for the same, except those which do not exceed $2,000 per month;

(h)

other than in the ordinary course of business, or as specifically contemplated pursuant to the Deferoxamine Asset Transactions: (i) entered into any contract, commitment or agreement under which it has outstanding Indebtedness for borrowed money or for the deferred purchase price of property; or (ii) made any loan or advance to any Person;

(i)	entered into any material contracts regarding its business operations, including joint ventures, partnership or arrangements;

(j)

acquired or agreed to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, corporation, partnership, joint venture or other business organization or division or, other than the Deferoxamine Assets, acquired, sold or agreed to acquire or sell any material assets;

(k)

created any securities option or bonus plan, paid any bonuses, deferred or otherwise, or deferred any compensation to any of its officers or employees other than such payments made in the ordinary course of business;

(l)	made any material change in accounting procedures or practices;

(m)	other than in the ordinary course of business, mortgaged, hypothecated or pledged any of the Sanomune Assets, or subjected them to any Lien, except a Permitted Lien;

(n)	without the consent of DiaMedica, disposed of or permitted to lapse any rights to the use of any Sanomune Intangible Property;

(o)	sold, leased, assigned or transferred any of the Sanomune Assets;

(p)

entered into any agreement or arrangement granting any rights to purchase, lease, sublease, assign or transfer any of the Sanomune Assets or requiring the consent of any Person to the transfer, assignment or lease of any such Sanomune Assets or rights which would have a Material Adverse Effect on Sanomune;

(q)	cancelled, waived or compromised any debts or claims, including accounts payable to and receivable from its Affiliates;

(r)	failed to pay or satisfy when due any liability of Sanomune where the failure to do so would have a Material Adverse Effect on Sanomune;

(s)

disclosed to any Person any Sanomune Intangible Property not theretofore a matter of public knowledge, except where such disclosure was made to a recipient who is subject to an obligation of confidentiality; or

(t)	except as specifically contemplated pursuant to the Deferoxamine Asset Transactions, entered into any agreement or understanding to do any of the foregoing.

3.11	Indebtedness and Liens

Other than in the ordinary course of business or in connection with the transactions contemplated hereby (including the Transaction), since September 30, 2009, Sanomune has not incurred any: (i) Indebtedness (other than the Newco Promissory Note); or (ii) Liens upon any of the Sanomune Assets, other than Permitted Liens.

3.12	Indebtedness to Directors, Officers and Others

Sanomune is not indebted to any director, officer, employee or consultant of Sanomune, except for amounts due as normal compensation or reimbursement of ordinary business expenses.

3.13	Taxes

All returns, declarations, reports, estimates, statements, schedules or other information or documents with respect to Taxes (collectively, “Tax Returns”) required to be filed by or with respect to Sanomune have been filed within the prescribed time, with the appropriate tax authorities and all such Tax Returns are true, correct, and complete in all material respects. No Tax Return of Sanomune is being audited by the relevant taxing authority, and there are no outstanding waivers, objections, extensions, or comparable consents regarding the application of the statute of limitations or period of reassessment with respect to any Taxes or Tax Returns that have been given or made by Sanomune (including the time for filing of Tax Returns or paying Taxes) and Sanomune has no pending requests for any such waivers, extensions, or comparable consents. Sanomune has not received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Material Adverse Effect on Sanomune. Sanomune does not owe any Taxes to the federal government of Canada, a provincial government, a municipal government or any other governmental authority.

3.14	Material Contracts

(a)

Other than as set out in Schedule 3.14, there are no material contracts, agreements, leases or commitments entered into by Sanomune which are in writing or have been orally agreed to by Sanomune and which are still in effect.

(b)

All contracts, agreements, leases and commitments set out in Schedule 3.14 are valid, binding and in full force and effect as to Sanomune, and the other parties thereto (to Sanomune’s knowledge) and Sanomune, are not in breach or violation of, or default under, the terms of any such contract, agreement, plan, lease or commitment, except where such breach, violation or default would not have a Material Adverse Effect on Sanomune, and no event has occurred which constitutes or, with the lapse of time or the giving of notice, or both, would constitute, such a breach, violation or default by Sanomune or, to Sanomune’s knowledge, the other parties thereto.

3.15	Title to Property

The Sanomune Assets are owned legally and beneficially by Sanomune with good and marketable title thereto, free and clear of all Liens whether contingent or absolute, except for the Liens set out in Schedule 3.15 and Permitted Liens. Sanomune is the sole and unconditional owner of, and has good and marketable title, to the Sanomune Assets. The Sanomune Assets include all assets necessary for the conduct of the business of Sanomune as currently conducted and currently proposed to be conducted. All of the Sanomune Assets which are material to the operation of the business of Sanomune are in good operating condition and repair (normal wear and tear excepted) and are usable in the ordinary course of business.

3.16	Tangible Property

Schedule 3.16 sets out a true, complete and accurate list of the Sanomune Tangible Property.

3.17	Intangible Property

(a)

(i)

Sanomune owns or has the legal right to use the Sanomune Intangible Property currently used, and as currently proposed to be used in the future, in the conduct of the business of Sanomune, free and clear of any Lien (other than any Permitted Liens), which would affect the use of Sanomune Intangible Property in connection with the operation of Sanomune’s business as currently conducted and as currently proposed to be conducted in the future, and the ownership and use of the Sanomune Intangible Property does not, to Sanomune’s knowledge, conflict with, violate or infringe upon the proprietary rights of any other Person.

(ii)	Schedule 3.17 contains a true, complete and accurate list of the Sanomune Intangible Property.

(iii)	Except as set forth in Schedule 3.17, no royalties or fees are payable by Sanomune to any Person in respect of the Sanomune Intangible Property.

(iv)

Except as disclosed in this Agreement, Sanomune is the unencumbered owner of all right, title and interest in any and all Sanomune Intangible Property or has the sole and exclusive right to use the Sanomune Intangible Property and Sanomune has not entered into any licenses, sublicenses or agreements relating to the use or any other rights thereto by any other Person of any Sanomune Intangible Property and, to Sanomune’s knowledge, no other Person is currently infringing or has infringed the Sanomune Intangible Property.

(v)

No charge or claim is pending or threatened to the effect that the sale, license or use of any of Sanomune’s products or services infringes upon or conflicts in any way with any Intangible Property owned or held by any other Person.

(b)

(i)

The Sanomune Intangible Property includes all the Intangible Property used in the ordinary day-to-day conduct of the business of Sanomune, and there are no other material items of Intangible Property that are used in the ordinary day-to- day conduct of such business.

(ii)

The Sanomune Intangible Property is not and has not been adjudged invalid or unenforceable in whole or part and Sanomune has not taken any action and it does not have knowledge of any action that should have been taken, but was not taken, that would invalidate any of the Sanomune Intangible Property.

3.18	Necessary Licenses and Permits

Sanomune has all necessary and required licenses, permits, consents, concessions and other authorizations of governmental, regulatory or administrative agencies or authorities, whether foreign, federal, provincial, state or local, required to own and lease its properties and assets and to conduct its business as now conducted, except where the failure to hold the foregoing would not have a Material Adverse Effect on Sanomune. Sanomune is not in default, nor has it received any notice of any claim of default, with respect to any such license, permit, consent, concession or authorization. No registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind are required by virtue of the execution and delivery of this Agreement, or of the consummation of the transactions contemplated hereby (including the Transaction): (a) to avoid the loss of any license, permit, consent, concession or other authorization or any asset, property or right pursuant to the terms thereof, or the violation or breach of any Law applicable thereto, or (b) to enable Sanomune to hold and enjoy the same immediately after the Closing Date in the conduct of its business as conducted prior to the Closing Date. Notwithstanding the foregoing, Sanomune has not yet applied for or received requisite regulatory approvals for conducting clinical trials in Canada, the United States or elsewhere.

3.19	Compliance with Law

Sanomune is not in default under, or in violation of, and has not violated (and failed to cure) any Law including, without limitation, laws relating to the issuance or sale of securities, the environment and occupational health and safety, privacy and intellectual property, or any licenses, franchises, permits, authorizations or concessions granted by, or any judgment, decree, writ, injunction or order of, any governmental or regulatory authority, applicable to its business or any of its properties or assets, except where such default or violation would not have a Material Adverse Effect on Sanomune. Sanomune has not received any notification alleging any violations of any of the foregoing with respect to which adequate corrective action has not been taken.

3.20	Employees

Sanomune does not have any employees or independent contractors and there are no agreements, written or oral, between Sanomune and any other party relating to payment, remuneration or compensation for work performed or services provided or payment relating to a Change of Control or other event in respect of Sanomune. Sanomune is in compliance with all applicable Laws respecting labour, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labour practices pending or threatened and to the knowledge of Sanomune, there exists no valid basis for any such claim. There are no pending claims, complaints or charges that have been filed against Sanomune under any labour or employment laws or dispute resolution procedure (including, but not limited to, any arbitration or similar proceedings) of which Sanomune has received written notice. Sanomune has not received any written notice indicating that any of its employment policies or practices is currently being audited or investigated by any federal, provincial, state or local government agency.

3.21	Litigation

There is no suit, claim, action, proceeding or, to the knowledge of Sanomune, investigation pending or, to the knowledge of Sanomune, threatened against or affecting Sanomune, or any of its assets or properties, or against any director or officer of Sanomune in his capacity as a director or officer thereof, or which could result in criminal liability or any quasi-criminal or administrative penalty, or delay or prevent the consummation of the transactions contemplated hereby (including the Transaction), at law or in equity or before any governmental authority or instrumentality or before any arbitrator of any kind.

3.22	No Material Adverse Change

Since September 30, 2009, no change has occurred in the business, operations, results of operations, assets, capitalization, liabilities or obligations (whether absolute, accrued, conditional or otherwise), or condition (financial or otherwise) of Sanomune, whether or not in the ordinary course of business, whether separately or in the aggregate with other occurrences or developments, and whether insured against or not, which could reasonably be expected to have a Material Adverse Effect on Sanomune.

3.23	Employee Benefit Plans

Sanomune does not have any employee benefit plans (or any plan which may be in any way regarded as an employee benefit plan) of any nature whatsoever nor has it ever had any such plans.

3.24	Inventory

Sanomune does not have (nor has it ever had) any inventory of any nature whatsoever.

3.25	Insurance

Sanomune does not have (nor has it ever had) any insurance of any nature whatsoever relating to it or its directors or officers or otherwise.

3.26	Location of Office

Sanomune’s head office is located at 7-1250 Waverly Street, Winnipeg, Manitoba, R3T 6C6, and, aside from its counsel’s office, such address is the only location where its company books and records are located.

3.27	Company Documents, Books and Records

Complete and correct copies of the Articles, and of all amendments thereto, of Sanomune have been previously delivered to DiaMedica. The corporate records of Sanomune provided to DiaMedica contain complete and accurate records in all material respects of all meetings and consents in lieu of meetings of the Sanomune directors (and its committees) and Sanomune Shareholders since the incorporation of Sanomune, and of all actions, decisions and consents thereof. Except as reflected in such corporate records, there are no material minutes of meetings or consents in lieu of meetings of the Sanomune directors and Sanomune Shareholders or actions, decisions or consents thereof.

3.28	No Limitations

There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place, whether written or oral, to which Sanomune is a party or is otherwise bound that would now or hereafter, in any way limit the business, use of assets or operations of Sanomune.

3.29	Reporting Issuer Status

Sanomune is not a “reporting issuer” (or the equivalent status) in any province or territory of Canada and there is not a published market in respect of any of its securities. No order has been issued ceasing or suspending trading or prohibiting the issue of any securities of Sanomune and no such proceedings are pending, or to the knowledge of Sanomune, threatened.

3.30	Regulatory Compliance

Sanomune is in compliance with all regulatory orders, directives and decisions that have application to Sanomune except where such non-compliance would not have a Material Adverse Effect on Sanomune and Sanomune has not received notice from any governmental or regulatory authority that Sanomune is not in compliance with any such regulatory orders, directives or decisions.

3.31	Non-Arm’s Length Transactions

(a)

Sanomune has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to any officer, employee, Sanomune Shareholder, Sanomune director or any other Person with whom Sanomune is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing; and

(b)

Other than the Sanomune Shareholders Agreement, Sanomune is not a party to any contract or agreement with any officer, employee, Sanomune Shareholder, Sanomune director or any other Person with whom Sanomune is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing.

3.32	Environmental Law

To Sanomune’s knowledge, Sanomune has not been and is not currently in violation of any Environmental Law. No property owned, operated, leased, maintained or used by Sanomune has been or is currently the subject of, and Sanomune has not received any notice of, any claim, or judicial or administrative proceeding relating to or alleging any violation of any Environmental Law, and Sanomune is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding. All facilities and operations of Sanomune and its Subsidiaries are presently in compliance with all applicable Environmental Law.

3.33	Canada-Switzerland Income Tax Convention

For the purposes of Article XIII(4) of the Canada-Switzerland Income Tax Convention, the Sanomune Shares do not derive their value principally from immovable property situated in Canada.

3.34	Enforceability

The execution and delivery by Sanomune of this Agreement and any other agreement contemplated by this Agreement will result in legally binding obligations of Sanomune enforceable against Sanomune in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SANOMUNE SHAREHOLDERS

Each of the Sanomune Shareholders severally (and not jointly or jointly and severally) represents and warrants, but only as to himself, herself or itself, to DiaMedica as follows:

4.1	Capacity

The Sanomune Shareholder has the capacity to own the Sanomune Shares owned by him or it, to enter into this Agreement and to perform his, her or its obligations under this Agreement.

4.2	Execution and Delivery

This Agreement and any other agreement contemplated by this Agreement has been duly authorized (if the Sanomune Shareholder is not an individual), executed and delivered by the Sanomune Shareholder and will result in legally binding obligations of such Sanomune Shareholder enforceable against such Sanomune Shareholder in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

4.3	No Violation

Except for the consents set forth in Schedule 3.5 hereto, which shall be obtained on or before the Closing Date, the execution and delivery of this Agreement, the transfer of the Sanomune Shares by the Sanomune Shareholder and the performance, observance or compliance with the terms of this Agreement by such Sanomune Shareholder will not violate, constitute a default under, conflict with, or give rise to any requirement for a waiver or consent under:

(a)	the Articles and by-laws of such Sanomune Shareholder (if the Sanomune Shareholder is not an individual);

(b)	any provision of any agreement, instrument or other obligation to which such Sanomune Shareholder is a party or by which such Sanomune Shareholder is bound; or

(c)	any Laws applicable to such Sanomune Shareholder.

4.4	Securities Laws

With respect to Sanomune Shareholders not residing in Canada, the Sanomune Shareholder is knowledgeable of, or has been independently advised as to, the applicable securities Laws of its jurisdiction of residence or the securities Laws otherwise applicable to the Sanomune Shareholder, and:

(a)

is receiving the DiaMedica Shares to be issued to him, her or it pursuant to this Agreement pursuant to exemptions from the prospectus and registration requirements under the securities Laws applicable to the Sanomune Shareholder or, if such is not applicable, the Sanomune Shareholder is permitted to receive such DiaMedica Shares under the securities Laws applicable to the Sanomune Shareholder without the need to rely on an exemption;

(b)

the securities Laws applicable to the Sanomune Shareholder do not require DiaMedica to file a prospectus or similar disclosure document in respect of the DiaMedica Shares to be issued to him, her or it pursuant to this Agreement or to make any filings or seek any approvals of any kind whatsoever from any regulatory authority of any kind whatsoever; and

(c)

the delivery of this Agreement and the issuance of the DiaMedica Shares to be issued to the him, her or it pursuant to this Agreement comply with all Laws applicable to the Sanomune Shareholder and will not cause DiaMedica to become subject to or required to comply with any disclosure, prospectus or other reporting requirements under any such applicable Laws.

4.5	Residence

The Sanomune Shareholder is:

(a)	except in the case of Union Bancaire Privée, Zida Management Ltd. and Ilkay Investment Corp., not a non-resident of Canada for the purposes of the Income Tax Act,

(b)	in the case of Union Bancaire Privée and Zida Management Ltd., a resident of Switzerland for the purposes of the Canada-Switzerland Income Tax Convention; or

(c)	in the case of Ilkay Investment Corp., a resident of the British Virgin Islands, and in the case of (c), the Sanomune Shareholder further covenants and agrees with DiaMedica as set forth in Schedule 4.5 hereto.

4.6	Ownership

The Sanomune Shareholder is the registered and beneficial owner of the Sanomune Shares set out beside his, her or its name in Schedule 2.1, free and clear of any Liens, except those restrictions on transfer arising under Sanomune’s Articles and under the Sanomune Shareholders Agreement. Upon the completion of the Closing, except for the rights of DiaMedica pursuant to this Agreement with respect to the Sanomune Shares, there will be no outstanding options, calls or rights of any kind binding on any Sanomune Shareholder relating to or providing for the purchase, delivery or transfer of any of his, her or its Sanomune Shares.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF DIAMEDICA

DiaMedica hereby represents and warrants as follows to and in favour of Sanomune and each of the Sanomune Shareholders, and DiaMedica acknowledges that Sanomune and each of the Sanomune Shareholders is relying upon such representations and warranties in connection with the transactions contemplated by this Agreement, including the Transaction:

5.1	Organization and Existence

DiaMedica is a corporation duly incorporated, organized and validly existing under the laws of the province of Manitoba and has the corporate power to own its properties and to carry on its business as now conducted and currently proposed to be conducted and has made all necessary filings under all applicable corporate, securities and taxation laws or any other Laws to which DiaMedica is subject, except where the failure to make such filing would not have a Material Adverse Effect on DiaMedica. DiaMedica is in good standing under The Corporations Act (Manitoba). DiaMedica is not in violation of its Articles or by-laws. DiaMedica does not have any Subsidiaries. No proceedings have been instituted or are pending for the dissolution or liquidation of DiaMedica.

5.2	Authorization

(a)

The execution, delivery and performance by DiaMedica of this Agreement and the Transaction and the other transactions contemplated hereby: (i) are within its capacity, corporate power and authority; (ii) have been, or will be duly authorized by all necessary corporate proceedings; and (iii) do not and will not conflict with or result in any breach of any provision of, or the creation of any Lien upon any of the property of DiaMedica pursuant to the Articles or by-laws of DiaMedica, any Laws applicable to DiaMedica or any indenture, lease, agreement, contract, instrument or Lien, to which DiaMedica is a party or by which the property of DiaMedica may be bound or affected.

(b)

The DiaMedica Shares, when delivered to the Sanomune Shareholders in accordance with the terms of this Agreement, will be validly issued and outstanding as fully paid and non-assessable DiaMedica Shares.

5.3	Consents

The execution, delivery and performance by DiaMedica of this Agreement does not and will not require the authorization, approval or consent of, or any filing with, any governmental authority or agency or any other Person, except those required by applicable securities laws and the rules and policies of the TSXV.

5.4	Authorized Capital

(a)

The authorized capital of DiaMedica consists of an unlimited number of DiaMedica Shares of which 19,209,566 are issued and outstanding as at the date hereof. DiaMedica may issue up to an additional 1,962,000 DiaMedica Shares pursuant to the exercise of existing DiaMedica Options. In addition, it is anticipated that DiaMedica will issue an additional 12,806,377 DiaMedica Shares pursuant to the Transaction as contemplated hereunder.

(b)

The DiaMedica Shares issued and outstanding as at the Closing Time have been, and will at the Closing Time be, duly authorized and validly issued and outstanding as fully paid and non-assessable shares. None of the DiaMedica Shares or DiaMedica Options have been issued in violation of any Laws, the policies of the TSXV, DiaMedica’s Articles or by-laws or any agreement to which DiaMedica is a party or by which it is bound.

5.5	No Material Adverse Change

Since September 30, 2009, no change has occurred in the business, operations, results of operations, assets, capitalization or condition (financial or otherwise) of DiaMedica, whether or not in the ordinary course of business, whether separately or in the aggregate with other occurrences or developments, and whether insured against or not, which could reasonably be expected to have a Material Adverse Effect on DiaMedica.

5.6	Reporting Issuer Status

DiaMedica is a “reporting issuer” under the securities legislation of the provinces of British Columbia, Alberta, Manitoba, Ontario and Québec and is not in default of such legislation or any regulation thereunder. No order has been issued ceasing or suspending trading or prohibiting the issue of the DiaMedica Shares and no such proceedings are pending or to the knowledge of DiaMedica, threatened. DiaMedica is in material compliance with continuous disclosure requirements under applicable securities laws, and has prepared and filed all material documents required to be filed by it with applicable securities regulatory authorities in connection with its status as a “reporting issuer” as required to be filed by it in connection with such status (collectively the “DiaMedica Public Record”) and such documents, as of the date they were filed, complied with applicable Laws and did not fail to state a material fact required to be stated in order to make the statements contained therein not misleading in light of the circumstances in which they were made. No change which resulted in a Material Adverse Effect has occurred in relation to DiaMedica that is not disclosed in the DiaMedica Public Record and DiaMedica has not filed any confidential material change reports as part of the DiaMedica Public Record that continue to be confidential. DiaMedica is not aware of any deficiencies in the filing of any documents or reports with any securities regulatory authority that would cause it to be placed on the list of defaulting reporting issuers maintained by any securities regulatory authority.

5.7	TSXV Listing

The DiaMedica Shares are listed for trading on the TSXV. DiaMedica is in material compliance with applicable securities Laws and all TSXV Policies.

5.8	Reports and DiaMedica Financial Statements

(a)

DiaMedica has delivered to Sanomune and filed on SEDAR true and complete copies of the audited financial statements of DiaMedica as at and for the periods ended December 31, 2008 and 2007 and unaudited financial statements of DiaMedica as at and for the three and nine-month periods ended September 30, 2009 (the “DiaMedica Financial Statements”).

(b)

The DiaMedica Financial Statements were prepared in accordance with Canadian GAAP, each of the balance sheets included in the DiaMedica Financial Statements fairly presents the financial condition of DiaMedica as at the close of business on the date thereof, and each of the statements of loss and deficit and statements of cash flows included in the DiaMedica Financial Statements fairly presents the results of operations of DiaMedica for the fiscal period then ended.

(c)

There were no liabilities, contingent, contractual or otherwise, of DiaMedica as at the balance sheet date of the respective DiaMedica Financial Statements, other than those disclosed in the DiaMedica Financial Statements and the notes thereto.

5.9	Absence of Certain Changes

Since September 30, 2009, DiaMedica has not (except as disclosed in this Agreement, or in the DiaMedica Public Record):

(a)	issued, sold, pledged, hypothecated, leased, disposed of or encumbered any DiaMedica Shares or other DiaMedica securities or any right, option or warrant with respect thereto;

(b)	amended or proposed to amend its Articles or by-laws;

(c)	split, combined or reclassified any of its securities or declared or made any Distribution;

(d)	suffered any material loss relating to litigation or been threatened with litigation;

(e)

entered into or amended any employment contracts with any director, officer or senior management employee, created or amended any employee benefit plan, made any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors or officers other than the DiaMedica Stock Option Agreements;

(f)	suffered damage, destruction or other casualty, loss, or forfeiture of, any property or assets, whether or not covered by insurance;

(g)	made any capital expenditures, additions or improvements or commitments for the same, except those which do not exceed $2,000 per month;

(h)

other than in the ordinary course of business: (i) entered into any contract, commitment or agreement under which it has outstanding Indebtedness for borrowed money or for the deferred purchase price of property; or (ii) made any loan or advance to any Person;

(i)

acquired or agreed to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, corporation, partnership, joint venture or other business organization or division or acquired or sold or agreed to acquire or sell any material assets;

(j)	entered into any material contracts regarding its business operations, including joint ventures, partnerships or other arrangements;

(k)

except for the DiaMedica Stock Option Agreements, created any stock option or bonus plan, paid any bonuses, deferred or otherwise, or deferred any compensation to any of its directors or officers other than such payments made in the ordinary course of business;

(l)	made any material change in accounting procedures or practices;

(m)	mortgaged, hypothecated or pledged any of the DiaMedica Assets, or subjected them to any Lien except a Permitted Lien;

(n)	entered into any other material transaction, or any amendment of any contract, lease, agreement or license which is material to its business;

(o)	sold, leased, subleased, assigned or transferred any of the DiaMedica Assets;

(p)	cancelled, waived or compromised any debts or claims, including accounts payable to and receivable from its Affiliates;

(q)	failed to pay or satisfy when due any liability of DiaMedica where such failure would have a Material Adverse Effect on DiaMedica; or

(r)	entered into any agreement or understanding to do any of the foregoing.

5.10	Corporate Documents, Books and Records

Complete and correct copies of the Articles and by-laws, and of all amendments thereto, of DiaMedica have been previously delivered to Sanomune. The minute book of DiaMedica contains complete and accurate records in all material respects of all meetings and consents in lieu of meetings of the board of directors (and its committees) and shareholders of DiaMedica since incorporation. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or its committees) or of the shareholders of DiaMedica.

5.11	Information

All data and information provided by DiaMedica, at the request of Sanomune and its agents and representatives, to Sanomune and its agents and representatives in connection with the Transaction was and is complete and true and correct in all material respects.

5.12	No Other Agreement to Purchase

Other than as set out herein and in connection with the DiaMedica Options (including the DiaMedica Stock Option Agreements), there are no agreements, options, warrants, rights of conversion or other rights binding upon or which at any time in the future may become binding upon DiaMedica to issue any shares or any securities convertible or exchangeable, directly or indirectly, into any DiaMedica Shares. There are no shareholders’ agreements, pooling agreements, voting trusts, preemptive rights, or other agreements or understandings with respect to the voting of DiaMedica Shares, or any of them.

5.13	Shareholder Loans

There are no outstanding loans or other liabilities of DiaMedica to any shareholder or to any previous shareholder of DiaMedica.

5.14	Indebtedness and Liens

Other than in the ordinary course of business or in connection with the transactions contemplated hereby (including the Transaction), since September 30, 2009, DiaMedica has not incurred any: (i) Indebtedness; or (ii) Liens upon any of the DiaMedica Assets.

5.15	Indebtedness to Directors, Officers and Others

DiaMedica is not indebted to any director, officer, employee or consultant of DiaMedica, except for amounts due as reimbursement of ordinary business expenses.

5.16	Taxes

All Tax Returns required to be filed by or with respect to DiaMedica have been filed within the prescribed time, with the appropriate tax authorities and all such Tax Returns are true, correct, and complete in all material respects. No Tax Return of DiaMedica is being audited by the relevant taxing authority, and there are no outstanding waivers, objections, extensions, or comparable consents regarding the application of the statute of limitations or period of reassessment with respect to any Taxes or Tax Returns that have been given or made by DiaMedica (including the time for filing of Tax Returns or paying Taxes) and DiaMedica has no pending requests for any such waivers, extensions, or comparable consents. DiaMedica has not received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Material Adverse Effect on DiaMedica. DiaMedica does not owe any Taxes to the federal government, a provincial government, a municipal government or any other governmental authority.

5.17	Title to Assets

DiaMedica has good title to all DiaMedica Assets, free of all Liens except for Permitted Liens.

5.18	Material Contracts

All material contracts entered into by DiaMedica and disclosed in the DiaMedica Public Record are valid, binding and in full force and effect as to DiaMedica, and DiaMedica is not in breach or violation of, or default under, the terms of any such agreements, except where such breach, violation or default would not have a Material Adverse Effect on DiaMedica, and no event has occurred which constitutes or, with the lapse of time or the giving of notice, or both, would constitute, such a breach, violation or default by DiaMedica.

5.19	Title to Property

(a)	DiaMedica does not own any real property.

(b)

The DiaMedica Assets are owned legally and beneficially by DiaMedica with good and marketable title thereto, free and clear of all Liens whether contingent or absolute, except as disclosed in the DiaMedica Financial Statements or as provided for herein. DiaMedica is the sole and unconditional owner of, and has good and marketable title to, the DiaMedica Assets. The DiaMedica Assets include all assets necessary for the conduct of the business of DiaMedica as currently conducted and currently proposed to be conducted. All of the DiaMedica Assets which are material to the operation of the business of DiaMedica are in good operating condition and repair (normal wear and tear excepted) and are usable in the ordinary course of business.

5.20	Intangible Property

DiaMedica owns or has legal right to use the DiaMedica Intangible Property currently used in the conduct of the business of DiaMedica, and, to DiaMedica’s knowledge, the ownership or use thereof and any other intellectual property rights owned or used by DiaMedica does not infringe upon the proprietary rights of any other Person.

5.21	Necessary Licenses and Permits

DiaMedica has all necessary and required licenses, permits, consents, concessions and other authorizations of governmental, regulatory or administrative agencies or authorities, whether foreign, federal, provincial, or local, required to own and lease its properties and assets and to conduct its business as now conducted, except where the failure to hold the foregoing would not have a Material Adverse Effect on DiaMedica. DiaMedica is not in default, nor has it received any notice of any claim or default with respect to any such license, permit, consent, concession or authorization. No registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution and delivery of this Agreement, or of the consummation of the transactions contemplated hereby (including the Transaction): (a) to avoid the loss of any license, permit, consent, concession or other authorization or any asset, property or right pursuant to the terms thereof, or the violation or breach of any Law applicable thereto, or (b) to enable DiaMedica to hold and enjoy the same immediately after the Closing Date in the conduct of its business as conducted prior to the Closing Date.

5.22	Compliance with Law

DiaMedica is not in default under, or in violation of, and has not violated (and failed to cure) any Law including, without limitation, laws relating to the issuance or sale of securities, the environment, occupational health and safety, privacy and intellectual property, or any licenses, franchises, permits, authorizations or concessions granted by, or any judgment, decree, writ, injunction or order of, any governmental or regulatory authority, applicable to its business or any of its properties or assets, except where such default or violation would not have a Material Adverse Effect on DiaMedica. DiaMedica has not received any notification alleging any material violations of any of the foregoing with respect to which adequate corrective action has not been taken.

5.23	Litigation

There is no suit, claim, action, proceeding or, to the knowledge of DiaMedica, investigation pending or, to the knowledge of DiaMedica, threatened against or affecting DiaMedica, or any of its assets or properties, or any officer or director thereof in his capacity as an officer or director thereof, or which could result in criminal liability or any quasi-criminal or administrative penalty, or delay or prevent the consummation of the transactions contemplated hereby (including the Transaction), at law or in equity or before any governmental authority or instrumentality or before any arbitrator of any kind.

5.24	Employee Benefit Plans

DiaMedica does not have any employee benefit plans (or any plan which may be in any way regarded as an employee benefit plan) of any nature whatsoever nor has it ever had any such plans.

5.25	Inventory

DiaMedica does not have (nor has it ever had) any inventory of any nature whatsoever.

5.26	Insurance

Other than set out in Schedule 5.26, DiaMedica does not have (nor has it ever had) any insurance of any nature whatsoever relating to it or its directors or officers or otherwise.

5.27	Location of Office

DiaMedica’s head office is located at 8-1250 Waverly Street, Winnipeg, Manitoba, R3T 6C6, and such address is the only location where its corporate books and records are located.

5.28	No Limitations

There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place, whether written or oral, to which DiaMedica is a party or is otherwise bound that would now or hereafter, in any way limit the business, use of assets or operations of DiaMedica.

5.29	Regulatory Compliance

DiaMedica is in compliance with all regulatory orders, directives and decisions that have application to DiaMedica except where such non-compliance would not have a Material Adverse Effect on DiaMedica and DiaMedica has not received notice from any governmental or regulatory authority that DiaMedica is not in compliance with any such regulatory orders, directives or decisions.

5.30	Non-Arm’s Length Transactions

(a)

DiaMedica has not made any payment or loan to, or has borrowed any monies from or is otherwise indebted to, any officer, director, employee, shareholder or any other Person with whom DiaMedica is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing; and

(b)

Other than as described in the DiaMedica Public Record, DiaMedica is not a party to any contract or agreement with any officer, director, employee, shareholder or any other Person with whom DiaMedica is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing, except for the DiaMedica Stock Option Agreements.

5.31	Environmental Law

To DiaMedica’s knowledge, DiaMedica has not been and is not currently in violation of any Environmental Law. No property owned, operated, leased, maintained or used by DiaMedica has been or is currently the subject of, and DiaMedica has not received any notice of, any claim, or judicial or administrative proceeding relating to or alleging any violation of any Environmental Law, and DiaMedica is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding. All facilities and operations of DiaMedica are presently in compliance with all applicable Environmental Law.

5.32	Enforceability

The execution and delivery by DiaMedica of this Agreement and any other agreement contemplated by this Agreement will result in legally binding obligations of DiaMedica enforceable against DiaMedica in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

ARTICLE 6
COVENANTS

6.1	Filings

Each of Sanomune, the Sanomune Shareholders and DiaMedica shall cooperate to prepare and file any filings required under any applicable laws or rules and policies of the TSXV or other regulatory bodies relating to the transactions contemplated hereby (including the Transaction). DiaMedica covenants and agrees to take, in a timely manner, all commercially reasonable actions and steps necessary in order that (i) effective as at the Closing Date, the DiaMedica Shares issuable pursuant to the Transaction will be listed and posted for trading on the TSXV; (ii) when received, DiaMedica shall provide Sanomune with copies of the conditional and final approval of the TSXV respecting the Transaction and, the listing and posting for trading of the DiaMedica Shares; and (iii) the distribution of DiaMedica Shares to the Sanomune Shareholders is exempt from the prospectus and registration requirements of applicable securities laws.

6.2	Additional Agreements

Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the Transaction) and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts to:

(a)	obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements;

(b)	obtain all necessary consents, approvals, and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations;

(c)	defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

(d)

cause to be lifted or rescinded any injunction or restraining order or other remedy adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Transaction;

(e)	effect all necessary registrations and other filings and submissions of information requested by governmental authorities;

(f)	comply with all provisions of this Agreement; and

(g)	provide such officers’ certificates as may be reasonably requested by the other parties hereto in respect of the representations, warranties and covenants of a party hereto.

6.3	Access to Information

Upon reasonable notice, Sanomune shall afford to DiaMedica’s directors, officers, counsel, accountants and other authorized representatives and advisers complete access (or, where necessary, the provision of the information requested), during normal business hours and at such other time or times as the parties may reasonably request, from the date hereof and until the earlier of the Closing Date and the termination of this Agreement, to Sanomune’s properties, books, contracts and records as well as to management personnel of Sanomune as DiaMedica may require or may reasonably request.

6.4	Conduct of Business of Sanomune

Sanomune and the Sanomune Shareholders covenant and agree that, during the period from the date of this Agreement until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, unless DiaMedica shall otherwise consent in writing (such consents not to be unreasonably withheld or delayed), except as required by Law or as otherwise expressly permitted or specifically contemplated by this Agreement or by the Deferoxamine Asset Transactions:

(a)

the business of Sanomune shall be conducted only in the ordinary course of business and consistent with past practice, and Sanomune shall use all commercially reasonable efforts to maintain and preserve its business, its business relationships and the Sanomune Assets;

(b)	Sanomune shall notify DiaMedica of any event or occurrence having a Material Adverse Effect on Sanomune; and

(c)	Sanomune shall not directly or indirectly:

(i)

take any action which may interfere with or be inconsistent with the successful completion of the transactions contemplated herein (including the Transaction) or take any action or fail to take any action which may result in a condition precedent to such transactions not being satisfied;

(ii)	issue, sell, pledge, hypothecate, lease, dispose of or encumber any Sanomune Shares or other securities or any right, option or warrant with respect thereto;

(iii)	amend or propose to amend its Articles or by-laws;

(iv)	split, combine or reclassify any of its securities or declare or make any Distribution or distribute any of its properties or assets to any Person;

(v)

other than in the ordinary course of business, enter into or amend any employment contracts with any officer or senior management employee, create or amend any employee benefit plan, make any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its officers, employees or consultants;

(vi)	make any capital expenditures, additions or improvements or commitments for the same, except in the ordinary course of business;

(vii)

enter into any contract, commitment or agreement under which it would incur indebtedness for borrowed money or for the deferred purchase price of property (other than such property acquired in the ordinary course of business consistent with past practice), or would have the right or obligation to incur any such indebtedness or obligation, or make any loan or advance to any Person;

(viii)

acquire or agree to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, partnership, joint venture or other business organization or division or acquire or agree to acquire any material assets;

(ix)	enter into any contracts, other than in the ordinary course of business consistent with past practice;

(x)	create any securities compensation or bonus plan, pay any bonuses, deferred or otherwise, or defer any compensation to any of its officers or employees;

(xi)	make any material change in accounting procedures or practices;

(xii)	mortgage, pledge or hypothecate any of the Sanomune Assets, or subject them to any Lien, except Permitted Liens;

(xiii)

except in the ordinary course of business consistent with past practice, enter into any agreement or arrangement granting any rights to purchase or lease any of the Sanomune Assets or requiring the consent of any Person to the transfer, assignment or lease of any of the Sanomune Assets;

(xiv)	engage in any business or other activity that is outside of the ordinary course of business that is being currently conducted by Sanomune, whether as a partner, joint venture participant or otherwise;

(xv)

except in the ordinary course of business consistent with past practice, sell, lease, sublease, assign or transfer (by tender offer, exchange offer, merger, amalgamation, sale of shares or assets or otherwise) any of the Sanomune Assets, or cancel, waive or compromise any debts or claims, including accounts payable to and receivable from Affiliates;

(xvi)	enter into any other material transaction or any amendment of any contract, lease, agreement, license or sublicense which is material to its business;

(xvii)	settle any outstanding claim, dispute, litigation matter, or tax dispute;

(xviii)

transfer any assets to the Sanomune Shareholders or any of their Subsidiaries or Affiliates or assume any Indebtedness from the Sanomune Shareholders or any of their Subsidiaries or Affiliates or enter into any other related party transactions;

(xix)	redeem, purchase or offer to purchase any Sanomune Shares or other securities;

(xx)	acquire any material assets, including but not limited to securities of other companies; or

(xxi)	enter into any agreement or understanding to do any of the foregoing.

6.5	Conduct of Business of DiaMedica

DiaMedica covenants and agrees that during the period from the date of this Agreement until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, unless Sanomune, otherwise consents in writing (such consent not to be unreasonably withheld or delayed), except as required by Law or as otherwise expressly permitted or specifically contemplated by this Agreement:

(a)

the business of DiaMedica shall be conducted in the ordinary course and consistent with past practice, and DiaMedica shall use its commercially reasonable efforts to maintain and preserve its business, its business relationships and the DiaMedica Assets;

(b)	DiaMedica shall at all times comply with TSXV Policies, except where the failure to comply would not have a Material Adverse Effect;

(c)	DiaMedica shall notify Sanomune of any event or occurrence having a Material Adverse Effect on DiaMedica;

(d)	DiaMedica shall not directly or indirectly:

(i)

take any action which may interfere with or be inconsistent with the successful completion of the transactions contemplated herein or take any action or fail to take any action which may result in a condition precedent to the transactions described herein not being satisfied;

(ii)

issue, sell, pledge, hypothecate, lease, dispose of or encumber any DiaMedica Shares or other securities of DiaMedica or any right, option or warrant with respect thereto, except for the issuance of DiaMedica Shares issued pursuant to the exercise of previously issued DiaMedica Options;

(iii)	amend or propose to amend its Articles or by-laws;

(iv)	split, combine or reclassify any of its securities or declare or make any Distribution, or distribute any of its property or assets to any Person;

(v)

enter into or amend any employment contracts with any director, officer or senior management employee, create or amend any employee benefit plan, make any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors, officers, employees or consultants;

(vi)	make any capital expenditures, additions or improvements or commitments for the same;

(vii)

enter into any contract, commitment or agreement under which it would incur indebtedness for borrowed money or for the deferred purchase price of property or would have the right or obligation to incur any such indebtedness or obligation, or make any loan or advance to any Person;

(viii)

acquire or agree to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, partnership, joint venture or other business organization or division or acquire or agree to acquire any material assets;

(ix)	enter into any material contracts regarding its business operations, including joint ventures, partnerships or other arrangements;

(x)	create any securities compensation or bonus plan, or pay any bonuses, deferred or otherwise, or defer any compensation to any of its directors or officers;

(xi)	make any material change in accounting procedures or practices;

(xii)	mortgage, pledge or hypothecate any of the DiaMedica Assets, or subject them to any Lien, except Permitted Liens;

(xiii)

enter into any agreement or arrangement granting any rights to purchase or lease any of the DiaMedica Assets or requiring the consent of any Person to the transfer, assignment or lease of any of the DiaMedica Assets;

(xiv)	engage in any business that is outside of the business that is being currently conducted by DiaMedica, whether as a partner, joint venture participant or otherwise;

(xv)

sell, lease, sublease, assign or transfer (by tender offer, exchange offer, merger, amalgamation, sale of shares or assets or otherwise) any of the DiaMedica Assets, or cancel, waive or compromise any debts or claims, including accounts payable to and receivable from Affiliates;

(xvi)	enter into any other material transaction, or any amendment of any contract, lease, agreement, license or sublicense which is material to its business;

(xvii)	settle any outstanding claim, dispute, litigation matter, or tax dispute;

(xviii)	redeem, purchase or offer to purchase any DiaMedica Shares or other securities;

(xix)	acquire, directly or indirectly, any assets, including but not limited to securities of other companies, outside the ordinary course of business; or

(xx)	enter into any agreement or understanding to do any of the foregoing.

ARTICLE 7
CONDITIONS TO OBLIGATION TO CLOSE

7.1	Mutual Closing Conditions

The obligations of DiaMedica to issue DiaMedica Shares in exchange for the Sanomune Shares on the Closing Date, and the obligations of each Sanomune Shareholder to transfer and assign to DiaMedica their respective Sanomune Shares in exchange for the DiaMedica Shares, all pursuant to Article 2, is subject to compliance with respective agreements and covenants of DiaMedica and the Sanomune Shareholders herein contained, and to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)

DiaMedica Shareholder Approval. DiaMedica shall have obtained all necessary shareholder approvals required to complete the transactions contemplated hereby (including the Transaction), including any minority shareholder approvals, required by the TSXV (or TSXV policies) and Multilateral Instrument 61-101 (“MI 61-101”), and in the case of the latter, in accordance with the terms of the OSC Exemptive Relief (as defined below).

(b)

Regulatory and Other Consents. All required approvals, consents, authorizations and waivers relating to the consummation of the transactions contemplated by this Agreement (including the Transaction) shall have been obtained from the TSXV and the securities regulatory authorities in British Columbia, Alberta, Manitoba, Ontario and Québec, including:

(i)	the acceptance by the TSXV of the Transaction;

(ii)	the consent of the TSXV to obtain any required shareholder approvals under TSXV policies, including Policy 5.3, by written consent;

(iii)	TSXV approval to list the DiaMedica Shares issued in connection with the Transaction;

(iv)

a decision of the Ontario Securities Commission pursuant to Section 9.1 of MI 61-101 waiving the requirements of Section 5.6 of such instrument that the Transaction be approved at a meeting of shareholders of DiaMedica, and that an information circular be sent to shareholders of DiaMedica in connection with the Transaction (the “OSC Exemptive Relief”).

(c)

No Action or Proceeding. No bona fide legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the exchange by the Sanomune Shareholders of the Sanomune Shares for DiaMedica Shares or the right of Sanomune or DiaMedica from and after the Closing Time to conduct, expand and develop the business of Sanomune.

(d)	No Termination. This Agreement shall not have been terminated pursuant to the provisions hereof.

The agreements, certificates, documents, and other evidence of compliance described in this Section 7.1 shall be in form and substance satisfactory to DiaMedica and the Sanomune Shareholders, acting reasonably, and shall, except as otherwise provided, be delivered at the Closing; provided, however, any one or more of the foregoing conditions may be waived in writing by DiaMedica and the Sanomune Shareholders.

7.2	DiaMedica’s Closing Conditions

DiaMedica’s obligation to issue DiaMedica Shares in exchange for the Sanomune Shares on the Closing Date pursuant to Article 2 is subject to compliance by Sanomune and the Sanomune Shareholders with their agreements and covenants herein contained and to the satisfaction, on or prior to the Closing Date, of the following additional conditions:

(a)

Articles and Certificate of Corporate Existence. DiaMedica shall have received from Sanomune: (i) a copy, certified by one duly authorized officer of Sanomune to be true and complete as of the Closing Date, of the Articles and by-laws of Sanomune and (ii) a certificate or the equivalent, dated not more than three days prior to the Closing Date, of the governmental authority or the appropriate official of the jurisdiction in which Sanomune was formed and of each province, territory or state in which Sanomune carries on business, as to Sanomune’s good standing or qualification to carry on business, as the case may be.

(b)	Due Diligence. DiaMedica, and its agents or representatives, shall have conducted and completed to its satisfaction, acting reasonably, a legal and financial due diligence investigation of Sanomune.

(c)

Proof of Corporate Action. DiaMedica shall have received from Sanomune copies, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement and all matters ancillary thereto.

(d)

Incumbency Certificates. DiaMedica shall have received from Sanomune, an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of Sanomune, this Agreement and any other ancillary documents.

(e)

Representations and Warranties. The representations and warranties of Sanomune and the Sanomune Shareholders contained herein that are qualified by the word “material”, the words “material respects” or by the expressions “Material Adverse Effect” or “material adverse change”, shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made at such time, and all other representations and warranties shall be true and correct in all material respects, on and as of the Closing Date with the same force and effect as if such representations and warranties were made at such time, and DiaMedica shall have received on the Closing Date certificates to this effect, signed by two (2) authorized officers of Sanomune satisfactory to DiaMedica, and if applicable, Sanomune shall include with such certificates a description of each material contract (as described in Section 3.14 herein) entered into by Sanomune between the date of this Agreement and the Closing Date and a representation substantially equivalent to Section 3.14(b) in respect of each such material contract, provided that each such material contract entered into between the date of this Agreement and the Closing Date shall not breach, be in conflict with or otherwise contravene Section 6.4. The representations and warranties of the Sanomune Shareholders contained in Section 4.6 shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made at such time.

(f)

Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Sanomune, and the Sanomune Shareholders at or before the Closing Date shall have been complied with or performed and DiaMedica shall have received on the Closing Date certificates to this effect signed by two (2) authorized officers of Sanomune satisfactory to DiaMedica.

(g)

Third Party Consents. Sanomune shall have obtained all consents, authorizations or approvals required to be obtained in connection with the transactions contemplated in this Agreement (including the Transaction) of each Person under any indenture, agreement, contract, instrument, Lien, lease, permit, authorization, order, writ, judgement, injunction, decree, determination or arbitration award to which Sanomune is a party or by which the property of Sanomune is bound or affected, where the failure to obtain such consents, authorizations or approvals would constitute a breach of or default under, accelerate any obligation under, or give rise to a right of termination under any indenture, agreement, contract, instrument, lien, lease, permit, authorization, order, writ, judgement, injunction, decree, determination or arbitration award to which Sanomune is a party or by which the property of Sanomune is bound or affected, or result in the creation or imposition of any, Lien on any equity interest in Sanomune.

(h)

No Material Adverse Change. No change shall have occurred in the business, affairs, financial condition or operations of Sanomune between September 30, 2009 and the Closing Date which would have a Material Adverse Effect.

(i)

Divestment of Deferoxamine Assets. Sanomune will have sold, transferred or otherwise disposed of the assets described in Schedule 7.2(i) (the “Deferoxamine Assets”) pursuant to the Deferoxamine Asset Transactions, and DiaMedica shall have received satisfactory evidence that such sale, transfer or disposition has been completed.

(j)

Sanonune Options and Warrants. All Sanomune Options outstanding as of the date hereof, being options to acquire a total of 290,000 Sanomune Common Shares, shall have been surrendered for cancellation by the holders thereof and cancelled by Sanomune, and a maximum of 2,739,316 Sanomune Preference Shares shall have been issued to the holders of Sanomune Warrants in full satisfaction of Sanomune’s obligations in respect of all Sanomune Warrants outstanding as at the date hereof, being warrants to acquire a total of 3,545,000 Sanomune Preference Shares.

(k)

Escrow Agreements. DiaMedica shall have received from each Sanomune Shareholder, other than a Sanomune Shareholder named in Section 4.5(c), a duly executed escrow agreement, in form and substance satisfactory to DiaMedica and its counsel, acting reasonably, and Sanomune and its counsel, acting reasonably, pursuant to which such Sanomune Shareholder shall deposit the DiaMedica Shares received by he, she or it pursuant to Section 2.3(c) (along with any other securities received by such Sanomune Shareholder in exchange or substitution therefore), into escrow for a period of (i) three years following Closing, in the case of DiaMedica Shares received by the Sanomune Shareholder in exchange for Sanomune Common Shares, and (ii) four months following Closing, in the case of DiaMedica Shares received by the Sanomune Shareholder in exchange for Sanomune Preference Shares, and the escrow agent appointed under such escrow agreement shall have received for deposit into escrow the certificates representing such DiaMedica Shares.

(l)

General. All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to DiaMedica and its counsel, acting reasonably, and DiaMedica shall have received copies of all documents, including, without limitation, all documentation required to be delivered to DiaMedica at or before the Closing Time in accordance with this Agreement, records of corporate or other proceedings, opinions of counsel and consents which DiaMedica may have reasonably requested in connection therewith.

The agreements, certificates, documents, other evidence of compliance and opinions described in this Section 7.2 shall be in form and substance satisfactory to DiaMedica, acting reasonably, and shall, except as otherwise provided, be delivered to DiaMedica at the Closing; provided, however, any one or more of the foregoing conditions may be waived in writing by DiaMedica.

7.3	Sanomune Shareholders’ Closing Conditions

The obligations of each of the Sanomune Shareholders to transfer and assign to DiaMedica their respective Sanomune Shares in exchange for the DiaMedica Shares pursuant to Article 2 is subject to compliance by DiaMedica with its agreements herein contained and to the satisfaction, on or before the Closing Date of the following additional conditions:

(a)

Articles and Certificate of Corporate Existence. Sanomune shall have received from DiaMedica: (i) a copy, certified by a duly authorized officer of DiaMedica, to be true and complete as of the Closing Date, of the Articles and by-laws of DiaMedica and (ii) a certificate dated not more than three days prior to the Closing Date, of the government of Manitoba as to DiaMedica’s corporate good standing.

(b)

Proof of Corporate Action. Sanomune shall have received from DiaMedica copies, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement and all matters ancillary thereto.

(c)

Incumbency Certificate. Sanomune shall have received from DiaMedica an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of DiaMedica, this Agreement and any other ancillary documents.

(d)

Representations and Warranties. The representations and warranties of DiaMedica contained herein that are qualified by the word “material”, the words “material respects” or by the expressions “Material Adverse Effect” or “material adverse change”, shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made at such time, and all other representations and warranties shall be true and correct in all material respects, on and as of the Closing Date with the same force and effect as if such representations and warranties were made at such time, and Sanomune shall have received on the Closing Date certificates to this effect signed by one authorized officer of DiaMedica.

(e)

Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by DiaMedica at or before the Closing Date shall have been complied with or performed and Sanomune shall have received on the Closing Date certificates to this effect signed by an authorized officer of DiaMedica.

(f)

No Material Adverse Change. No change shall have occurred in the business, affairs, financial condition or operations of DiaMedica between September 30, 2009 and the Closing Date which would have a Material Adverse Effect.

(g)

Conditions of Regulatory Approvals. Any and all escrow or other conditions affecting the Sanomune Shareholders in their capacity as shareholders of Sanomune imposed by the TSXV or any securities regulatory authority (including the Ontario Securities Commission pursuant to the OSC Exemptive Relief) in respect of the DiaMedica Shares to be issued on Closing to the Sanomune Shareholders shall be satisfactory to the Sanomune Shareholders, acting reasonably.

(h)

General. All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Sanomune and its counsel, acting reasonably, and Sanomune shall have received copies of all documents as provided for herein, including, without limitation, records of corporate or other proceedings and consents which Sanomune may have reasonably requested in connection therewith.

The agreements, certificates, documents and other evidence of compliance described in this Section 7.3 shall be in form and substance satisfactory to the Sanomune, acting reasonably, and shall, except as otherwise provided, be delivered to Sanomune at the Closing; provided, however, any one or more of the foregoing conditions may be waived in writing by Sanomune.

ARTICLE 8
TERMINATION

8.1	Termination

This Agreement may be terminated by written notice given by the terminating party to the other parties hereto:

(a)	by mutual written consent of each of Sanomune and DiaMedica;

(b)

by Sanomune or DiaMedica, if there has been a misrepresentation, breach or non- performance by a party (other than the party seeking to terminate this Agreement pursuant to this Section 8.1(b)) of any representation, warranty, covenant or obligation contained in this Agreement, provided the breaching party has been given notice of and twenty (20) days to cure any such misrepresentation, breach or non-performance;

(c)	by any of Sanomune or DiaMedica, if a condition for the terminating party’s benefit has not been satisfied or waived; or

(d)

by either Sanomune or DiaMedica, if the Closing has not occurred on or before April 30, 2010 or such later date as may be agreed to by Sanomune and DiaMedica (provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the transactions contemplated hereby by such date).

8.2	Effect of Termination

In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the parties hereunder except with respect to (i) Section 9.1, Article 11, Article 12 and Article 13, which will survive such termination, and (ii) a breach arising from the fraud or willful misconduct of any party.

8.3	Waivers and Extensions

At any time prior to the Closing Time, each of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of another party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE 9
TRANSACTION COSTS

9.1	Transactions Costs

In the event of the termination of this Agreement pursuant to Section 8.1 hereof, all costs of the transactions contemplated hereby incurred by Sanomune, the Sanomune Shareholders and DiaMedica, as the case may be, including in connection with this Agreement and the Transaction, including legal fees, financial advisor fees and all disbursements by such parties and their advisors shall be born and paid by the party incurring the costs, whether or not such transactions are completed. For greater certainty, following completion of the transactions contemplated hereby, including the Transaction, Sanomune (and not the Sanomune Shareholders) shall be responsible for the costs of preparing and filing the Tax Return for the deemed year-end resulting therefrom.

9.2	Preparation of Sanomune Financial Statements and Other Documentation

Sanomune shall be responsible for preparing the pro forma financial statements of Sanomune reflecting the combination of Sanomune and DiaMedica in the form required by the TSXV or the relevant securities regulatory authorities, and prior to Closing, shall, at the expense of DiaMedica, assist in preparing any other documentation reasonably requested by DiaMedica.

ARTICLE 10
NOTICES

10.1	Notices

Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a fax) addressed as provided below: (a) when actually delivered or faxed to said address, or (b) in the case of a letter, three Business Days shall have elapsed after the same shall have been deposited in the Canadian mails, postage prepaid and registered or certified:

If to DiaMedica, then to the following address:

DiaMedica Inc.
8-1250 Waverley Street
Winnipeg, Manitoba
R3T 6C6
Fax: 204-453-3745
Attention: Mr. Eric Johnstone, Vice President, Finance

or at such other address as DiaMedica shall have specified by notice actually received by the addressor;

with a copy to:	Lang Michener LLP
181 Bay Street, Suite 2500
Toronto, Ontario
M5J 2T7
Fax: 416-304-3791
Attention: Ms. Hellen Siwanowicz

If to Sanomune or the Sanomune Shareholders then to the following address:

Sanomune Inc.
7-1250 Waverley Street
Winnipeg, Manitoba
R3T 6C6
Fax: 204-453-1293
Attention: Mr. Rick Pauls, President

or at such other address as Sanomune or the Sanomune Shareholders shall have specified by notice actually received by the addressor;

with a copy to:	Aikins, Macaulay& Thorvaldson LLP
30th Floor, 360 Main Street
Winnipeg, Manitoba
R3C 4G1
Fax: 204-957-4259
Attention: Mr. David Filmon

ARTICLE 11
INDEMNIFICATION

11.1	Survival of Covenants, Agreements, Etc.

All covenants, agreements, indemnities, representations and warranties made herein to DiaMedica, Sanomune or the Sanomune Shareholders or in any other document referred to herein or delivered to DiaMedica, Sanomune or the Sanomune Shareholders pursuant hereto shall be deemed to have been relied on by DiaMedica, Sanomune or the Sanomune Shareholders, as the case may be, notwithstanding any investigation made by DiaMedica, Sanomune or the Sanomune Shareholders, and shall survive the execution and delivery of this Agreement and the deliveries described in Article 7 for a period of two years following the Closing Date; except that the representations and warranties of Sanomune and the Sanomune Indemnifying Shareholders set out in Sections 3.1, 3.2, 3.3, 3.5, 3.6 and 3.7 (and any corresponding representations and warranties set out in the closing certificates of Sanomune and the Sanomune Indemnifying Shareholders to be provided pursuant to Section 7.2(f)), and the representations and warranties of each Sanomune Shareholder set out in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6, shall survive and continue in full force and effect without limitation of time.

11.2	Indemnification by Sanomune Indemnifying Shareholders and Sanomune Shareholders

(a)

The Sanomune Indemnifying Shareholders agree to jointly and severally indemnify and save harmless DiaMedica and its shareholders, directors, officers, agents and representatives (the “DiaMedica Indemnified Persons”) from all Losses suffered or incurred by the DiaMedica Indemnified Persons as a result of or arising directly or indirectly out of or in connection with:

(i)

any breach by Sanomune or the Sanomune Indemnifying Shareholders of or any inaccuracy of any representation or warranty of Sanomune or the Sanomune Indemnifying Shareholders contained in Article 3 of this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

(ii)

any breach or non-performance by Sanomune or the Sanomune Indemnifying Shareholders of any covenant to be performed by them which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

(b)

Each Sanomune Shareholder agrees to indemnify and save harmless the DiaMedica Indemnified Persons from all Losses suffered or incurred by the DiaMedica Indemnified Persons as a result of or arising directly or indirectly out of or in connection with:

(i)	any breach by such Sanomune Shareholder of or any inaccuracy of any representation or warranty of such Sanomune Shareholder contained in Article 4 of this Agreement; and

(ii)	any failure of such Sanomune Shareholder to transfer good and valid title to such Sanomune Shareholder’s Sanomune Shares to DiaMedica, free and clear of all Liens.

11.3	Indemnification by DiaMedica

DiaMedica agrees to indemnify and save harmless the Sanomune Shareholders from all Losses suffered or incurred by the Sanomune Shareholders as a result of or arising directly or indirectly out of or in connection with:

(a)

any breach by DiaMedica of or any inaccuracy of any representation or warranty contained in Article 5 of this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; and

(b)	any breach or non-performance by DiaMedica of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

11.4	Limitations on Amount

Each Sanomune Shareholder’s aggregate liability to the DiaMedica Indemnified Persons for any and all Losses in respect of any and all causes of action, event, or other circumstances arising out of this Agreement shall be limited to an amount equal to the value of the DiaMedica Shares received by such Sanomune Shareholder in consideration of the transfer and assignment of their Sanomune Shares, to be calculated as the Market Price of the DiaMedica Shares on the last trading day immediately prior to Closing multiplied by the number of DiaMedica Shares received by such Sanomune Shareholder. No Sanomune Indemnifying Shareholder shall be required to indemnify the DiaMedica Indemnified Parties for any Losses resulting from a breach of or inaccuracy of a particular representation or warranty after the expiry of the survival period in respect of such particular representation or warranty, except in respect of a Claim or Third Party Claim for which notice is delivered in accordance with this Agreement prior to the expiry of the survival period in respect thereof.

11.5	Notice of Claim

(a)

In the event that a party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which another party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonably particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

(b)

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

11.6	Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

11.7	Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the Indemnifying Party shall pay the reasonable fees and expenses of one such counsel. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, in which case the Indemnifying Party shall pay the reasonable fees and expenses of one such counsel, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law or the order of any court, tribunal or regulatory body having jurisdiction to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect to of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was reasonable in the circumstances having regard to the amount and merits of the Third Party Claim, such dispute shall be submitted to arbitration pursuant to The Arbitration Act (Manitoba).

11.8	Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

11.9	Co-Operation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it become available).

11.10	Exclusivity

The provision of this Article 11 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations an other provisions contained in this Article 11.

ARTICLE 12
CONFIDENTIALITY

12.1	Confidential Information

All information of Sanomune as to its proprietary technology, scientific and clinical data, regulatory process, intellectual and other properties, title, assets and affairs, including information delivered in oral, electronic or written format, which (1) has not become generally available to the public, (2) was not available to DiaMedica or its representatives on a non-confidential basis before the date of the Letter Agreement or (3) does not become available to DiaMedica or its representatives on a non-confidential basis from a person who is not otherwise bound by confidentiality obligations to Sanomune with respect to such information and not otherwise prohibited from transmitting such information, shall be kept strictly confidential by DiaMedica and its representatives (the “Confidential Information”). No Confidential Information may be released to third parties without the consent of Sanomune, except that Sanomune hereto agrees that it will not unreasonably withhold such consent to the extent that such Confidential Information is compelled to be released by legal process or is required to be released to regulatory bodies and/or included in public documents to satisfy the disclosure requirements in order to consummate the transactions contemplated herein or otherwise. In the event of the Termination of this Agreement, DiaMedica shall, upon request, promptly return all Confidential Information to Sanomune.

ARTICLE 13
MISCELLANEOUS

13.1	Amendments and Waivers

Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Sanomune, the Sanomune Shareholders and DiaMedica, or in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this Section 13.1 shall be binding upon the Sanomune, the Sanomune Shareholders and DiaMedica pursuant to this Agreement.

13.2	Power of Attorney

The Sanomune Shareholders hereby severally and irrevocably appoint Matthew Sheedy as their agent and attorney to take any action that is required or to execute and deliver any documents on their behalf, including without limitation, for the purposes of all Closing matters and deliveries of documents and do and cause to be done all such acts and things as may be necessary or desirable in connection with the transactions contemplated hereby (including the Transaction). Such appointment is coupled with an interest and is irrevocable. Without limiting the generality of the foregoing, Mr. Sheedy may, on behalf of himself and the Sanomune Shareholders, extend the Closing Date, modify, waive or confirm satisfaction of such conditions (including the condition set out in Section 7.3(g) hereof) as are contemplated herein, negotiate, settle and deliver the final forms of this Agreement and any other documents that are necessary or desirable to give effect to such transactions. The Sanomune Shareholders hereby acknowledge and agree that any decision or exercise of discretion required to be made by Mr. Sheedy under this Agreement, shall be final and binding upon the Sanomune Shareholders so long as such decision or exercise was made bona fide. DiaMedica shall have no duty to enquire into the validity of any document executed or other action taken by Mr. Sheedy on behalf of the Sanomune Shareholders pursuant to this Section 13.2.

13.3	Consent to Offering

Notwithstanding any other provision in this Agreement, the parties agree that nothing in this Agreement shall preclude DiaMedica from completing a public or private offering of up to an aggregate of $4,000,000 in equity securities, through a combination of DiaMedica Shares, units or securities convertible into DiaMedica Shares, or entering into any agreement in connection with such an offering. In the event that such an offering or agreement is completed or entered into, as the case may be, prior to the Closing Time, the representations, warranties and covenants of DiaMedica set out in this Agreement, including, without limitation, the representations in Section 5.4, 5.9(j) and 5.9(n), and the covenants in Sections 6.5(ix) and 6.5(xvi), shall be deemed be amended or adjusted to the extent required by the terms of such offering or agreement.

13.4	Consent to Jurisdiction

Each of Sanomune, the Sanomune Shareholders and DiaMedica hereby agrees to submit to the non-exclusive jurisdiction of the courts in and of the Province of Manitoba and to the courts to which an appeal of the decisions of such courts may be taken, and consents that service of process with respect to all courts in and of the Province of Manitoba may be made by registered mail to it at the address set forth in Article 10.

13.5	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Manitoba and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

13.6	Further Assurances

Sanomune, the Sanomune Shareholders and DiaMedica, upon the request of any other party hereto, whether before or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated hereby, including the Transaction.

13.7	Time

Time is of the essence of this Agreement.

13.8	Assignment

This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto, such consents not to be unreasonably withheld or delayed.

13.9	Independent Legal Advice

Each of the Sanomune Shareholders acknowledges that he, she or it has had independent legal advice regarding the execution of this Agreement, or has been advised of his or its respective right to obtain independent legal advice, and if he, she or it has not in fact obtained independent legal advice, such Sanomune Shareholder acknowledges herewith that he or it understands the contents of this Agreement and that he or it is executing the same voluntarily and without pressure from the other parties or anyone on their behalf.

13.10	Public Announcement; Disclosure

Sanomune and the Sanomune Shareholders shall not make any public announcement concerning this Agreement or the matters contemplated herein, their discussions or any other memoranda, letters or agreements between the parties relating to the matters contemplated herein without the prior consent of DiaMedica, which consent shall not be unreasonably withheld, and DiaMedica shall not make any public announcement concerning this Agreement or the matters contemplated herein, its discussions or any other memoranda, letters or agreements between the parties relating to the matters contemplated herein without the prior consent of Sanomune, which consent shall not be unreasonably withheld, provided that no party shall be prevented from making any disclosure which is required to be made by law or any rules of a stock exchange or similar organization to which it is bound. Prior to the making of any public announcement or the dissemination press release, DiaMedica or Sanomune, as the case may be, shall provide the other with a reasonable opportunity to review and provide comments regarding such announcement or press release.

13.11	Entire Agreement, Counterparts, Section Headings

This Agreement, and the Schedules hereto, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any prior written or oral understandings with respect thereto, including, without limitation, the Letter Agreement. This Agreement may be executed by facsimile and in one or more counterparts thereof, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

13.12	Regulatory Approval

This Agreement is subject to regulatory approval, including, without limitation, that of the TSXV.

[Remainder of page blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DIAMEDICA INC.

by:
Name:
Title:

SANOMUNE INC.

by:
Name:
Title:

by:
Name:
Title:

CENTRESTONE VENTURES LIMITED
PARTNERSHIP, by its general partner,
CentreStone Ventures Inc.

by:
Name:
Title:

CENTRESTONE VENTURES INC.

by:
Name:
Title:

Dawson Reimer

Eric Johnstone

GENESYS VENTURES INC.

by:
Name: Marcus Enns
Title: Vice-President, Corporate Affairs

Gord Froelich

ILKAY INVESTMENT CORP.

by:
Name:
Title:

Marcus Enns

Matthew Charles

Matthew Sheedy

Michael Coutts

Sheena Reid-Williams

UNION BANCAIRE PRIVÉE

by:
Name:
Title:

UNIVERSITY OF MANITOBA

by:
Name:
Title:

Werner Pauls

BLOOM BURTON & CO.

by:
Name:
Title:

ZIDA MANAGEMENT LTD.

by:
Name:
Title:

SCHEDULE 2.1
SANOMUNE SHAREHOLDERS

Shareholder	Number of Sanomune Common Shares Held	Number of Sanomune Preference Shares Held	Total Sanomune Shares Held	Consideration to be paid (Number of DiaMedica Shares to be issued)
Bloom Burton & Co.	386,847		386,847	200,000
CentreStone Ventures Inc.	99		99	51
CentreStone Ventures Limited Partnership		14,798,444	14,798,444	7,657,373
Dawson Reimer		174,891	174,891	90,496
Eric Johnstone		87,445	87,445	45,248
Zida Management Ltd.	193,424		193,424	100,000
Genesys Ventures Inc.	2,642,578		2,642,578	1,367,388
Gord Froehlich		69,956	69,956	36,198
Ilkay Investment Corp.		1,748,907	1,748,907	904,962
Marcus Enns		349,781	349,781	180,992
Matthew Charles		174,891	174,891	90,496
Matthew Sheedy		402,248	402,248	208,141
Michael Coutts		43,722	43,722	22,624
Sheena Reid-Williams		1,311,680	1,311,680	678,721
Union Bancaire Privée		349,781	349,781	180,992
University of Manitoba	528,515		528,515	273,477
Werner Pauls		1,486,571	1,486,571	769,218
TOTALS:	3,751,463	20,998,317	24,749,780	12,806,377

SCHEDULE 3.4
SANOMUNE INFORMATION

1.	Corporate Information

(a)	Sanomune organization chart;
(b)	Sanomune corporate minute books;
(c)	Articles of Incorporation (including amendments), and by-laws (including schedules);
(d)	Sanomune U.K. corporate minute books, including articles of incorporation and by-laws; and
(e)	list of jurisdictions in which Sanomune is qualified to do business

2.	Series A Preferred Share Financing Completed October 15, 2007

(a)	Sanomune-CentreStone Term Sheet; and
(b)	Series A Closing Books.

3.	Capitalization and Shareholders

(a)	list of shareholders, option holders and warrant holders.

4.	Management Contracts

(a)	Sanomune - Genesys- management services agreement.

5.	Financial and Operating Information

(a)	Audited 2008 Financial Statements.

6.	Material Agreements

(a)	License Agreement – U of M

(b)	Consulting, Employment, Management and Service Agreements

i	Deloitte - Sanomune UK Secretarial Services;
ii	Sanomune CSA - Desmond Persad;
iii	Sanomune CSA - Joanne Hutton;
iv	Westlink Employment Contracts;
v	Sanomune Manley Consulting Agreement;

(c)	List of Collaborators

i	HPRF Collaborative Research Agreement

(d)	Research Agreements

i	Cerebricon Research Agreement C20108;
ii	Cerebricon Research Agreement C20308;
iii	Cerebricon Research Agreement C20408;
iv	Cerebricon Research Agreement C130308;
v	Cerebricon Research Agreement C130208;

vi	Marinbio Contract Jun 08;
vii	Aragen Contract; and
viii	NIAID Non-Clinical Evaluation Agreement.

(e)	Material Transfer Agreements

i	Material Transfer Agreement - Jesus Avila;
ii	Material Transfer Agreement - Haitao Gao;
iii	Material Transfer Agreement - Michael Cleary;
iv	Material Transfer Agreement - Michael Cleary;
v	MTA and CDA – Gladstone; and
vi	Sanomune Mount Sinai Hospital MTA Feb 09.

(f)	Confidentiality Agreements

i	ADDF CDA;
ii	Aragen NDA (mutual);
iii	Barry Greenberg - one-way CDA;
iv	Bioqual CDA;
v	CDA Fahnestock Sanomune;
vi	CHDI CDA;
vii	Darren Manley CDA;
viii	Full CDA Sanomune – OptiNose;
ix	Impel-Sanomune Mutual NDA;
x	Kriger CDA;
xi	Mackler NDA;
xii	NDA with QSV Biologics;
xiii	OSMOS CDA;
xiv	Patheon CDA;
xv	Promab Sanomune CDA;
xvi	Sanomune - Anaspec CDA;
xvii	Sanomune - Dundee CDA;
xviii	Sanomune - PSN - Two Way CDA;
xix	Sanomune CogState CDA;
xx	Sanomune-Accell;
xxi	Sanomune-BioVectra;
xxii	Sanomune-Bloom Burton & Co.;
xxiii	Sanomune-Clarus CDA;
xxiv	Sanomune-Dundee;
xxv	Sanomune-Elona;
xxvi	Sanomune-Encon;
xxvii	Sanomune-Epitomics;
xxviii	Sanomune-EZbiolabs;
xxix	Sanomune-GenPat77;
xxx	Sanomune-Great American;
xxxi	Sanomune-GRS;
xxxii	Sanomune-HPRF;
xxxiii	Sanomune-JDRF;
xxxiv	Sanomune-JSW;
xxxv	Sanomune-Leerink;
xxxvi	Sanomune-Marin Biologic;

xxxvii	Sanomune-Optinose;
xxxviii	Sanomune-Optinose CDA;
xxxix	Sanomune-Paul Aisen;
xl	Sanomune-PharmaNet;
xli	Sanomune-PSI;
xlii	Sanomune-Swiss Pharma Contract;
xliii	Sanomune-Travelers;
xliv	Siplas CDA; and
xlv	Whitnall Army NDA.

7.	Tax Matters

(a)	GST-HST Registration
(b)	Notice of Assessment for 2003;
(c)	Notice of Assessment for 2004;
(d)	Notice of Assessment for 2005;
(e)	Notice of Assessment for 2006;
(f)	Tax return – 2003;
(g)	Tax return – 2004;
(h)	Tax return – 2005;
(i)	Tax return – 2006;
(j)	Tax return - 2007 - and other misc tax docs;
(k)	Tax return - 2007 - and other misc tax docs - 2;

8.	Intellectual Property

(a)	List of Intellectual Property;
(b)	Confidentiality, non-disclosure and assignment of invention agreements, between any of the Corporations and third parties:

i	Assignment of Invention to Genesys Venture;
ii	Employment IP - Invention Agreement - Eric Johnstone;
iii	Employment IP - Invention Agreement - Kerrie Hayes;
iv	Employment IP - Invention Agreement - Mark Williams;
v	Employment IP - Invention Agreement - Matthew Sheedy;
vi	Employment IP - Invention Agreement - Matthew Charles;
vii	Employment IP - Invention Agreement - Rick Pauls; and

(c)	List of Intellectual Property Counsel.

9.	Employees

(a)	List of Sanomune Employees;
(b)	Sanomune Stock Option Plan;
(c)	Eric Johnstone CDA;
(d)	Kerrie Hayes CDA;
(e)	Mark Williams CDA;
(f)	Matthew Sheedy Option Agreement;
(g)	Matthew Sheedy CDA;
(h)	Matthew Charles CDA;
(i)	Matthew Charles - Employment Agreement;

(j)	Matthew Charles - Option Agreement; and
(k)	Mark Williams - Option Agreement.

10.	Officers and Directors

(a)	Schedule of Officers and Directors; and
(b)	details of interests in material agreements.

11.	Regulation of Pharmaceutical-Related Activities

(a)	Correspondence with Polish Regulatory Authorities:

i	SAN-AL-01_CEBEK_20080825_Application-letter;
ii	SAN-AL-01_CEBEK_20080825_CTA;
iii	SAN-AL-01_CEC_20080825_Application-letter;
iv	SAN-AL-01_CEC_20080825_CTA;
v	SAN-AL-01_submission_letter_to_EC_ENG;
vi	SAN-AL-01_submission_letter_to_RA_ENG;
vii	SAN-RA-02_CEBK_20080904_Application-letter;
viii	SAN-RA-02_CEBK_20080904_CTA;
ix	SAN-RA-02_EC_Application_Letter_PL;
x	SAN-RA-02_EC_Submission_Letter_ENG;
xi	SAN-RA-02_RA_submission_letter_dated_04_SEP_2008_ENG;

(b)	Description of Clinical Trial Status; and
(c)	List of patents associated with the clinical trials.

SCHEDULE 3.5
AUTHORIZATION

Special resolution of the Sanomune Shareholders, which shall include the consent of CentreStone LP.

SCHEDULE 3.14
MATERIAL CONTRACTS

Management Services Agreement dated August 1, 2007 between Sanomune Inc. and Genesys Venture Inc.

SCHEDULE 3.15
TITLE TO PROPERTY

None.

SCHEDULE 3.16
SANOMUNE TANGIBLE PROPERTY

None.

SCHEDULE 3.16
SANOMUNE INTANGIBLE PROPERTY

PATENTS

Patent/Publication No.	Title	Filing Date	Application No.	Country
7,195,759	Therapeutic Uses of Glandular Kallikrein (RA)	2002-06-06	10/162,697	United States
2007-0224209	Therapeutic Uses of Glandular Kalllikrein (composition of klk1 and antigen)	2002-06-06	11/705,284	United States
2009-0162342	Therapeutic Uses of Glandular Kalllikrein (MS CIP)	2008-10-05	12/251,736	United States
2349748	Therapeutic Uses of Glandular Kallikrein (all indications)	2001-06-06	2349748	Canada

n/a - provisional	Tissue Kallikrein for the Treatment of Alzheimer’s Disease	2007-07-20	60/950,960	United States
n/a - provisional	Tissue Kallikrein for the Treatment of Alzheimer’s Disease	2008-01-25	61/023,505	United States
n/a – provisional	Tissue Kallikrein for the Treatment of Diseases Associated with Amyloid Protein	2008-05-27	61/056,411	United States
n/a – provisional	Tissue Kallikrein for the Treatment of Diseases Associated with Amyloid Protein	2008-06-13	61/061,322	United States
WO 2009012571	Tissue Kallikrein for the Treatment of Diseases Associated with Amyloid Protein	2008-07-18	PCT/CA2008/0 01327	PCT

n/a - provisional	Methods for Treating Stroke and Improving Post-Stroke Recovery	2009-01-13	61/144,235	United States

n/a - provisional	Tissue Kallikrein for the Treatment of Schizophrenia and Bipolar Disorder	2009-04-21	61/171,189	United States

n/a- provisional	Tissue Kallikrein for the Treatment of Parkinson’s Disease	2008-07-25	61/083,650	United States

Patent/Publication No.	Title	Filing Date	Application No.	Country
	Tissue Kallikrein for the Treatment of Parkinson’s Disease	2009-07-25	PCT/CA2009/	PCT
n/a provisional	Use of kallikrein to treat Huntington’s disease	2009-04-22	61/171,579	United States

n/a provisional	Methods of Treating Amyotrophic Lateral Sclerosis and Pharmaceutical Formulations therefore	2009-04-23	61/172,000	United States

AGREEMENTS

Exclusive licence agreement dated October 1, 2005 (“Licence Agreement”), between Sanomune and the University of Manitoba (“UofM”) for the technical information, know-how, processes, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings, or data created by the inventors at the UofM before the effective date of the Licence Agreement and relating to therapeutic uses of glandular kallikrein in humans which are not covered by patent rights, but which are necessary for practicing the patent rights and related patents.

SCHEDULE 4.5
RESIDENCE (SANOMUNE SHAREHOLDERS)

Each of the Sanomune Shareholders whose name appears in Section 4.5(c) of the Share Exchange Agreement hereby further agrees and covenants with DiaMedica as follows:

(a)

The Sanomune Shareholder shall deliver to DiaMedica on or before Closing a clearance certificate under section 116 of the Income Tax Act (the “Tax Clearance Certificate”) having a certificate limit (the “Minimum Certificate Limit”) at least equal to (i) Market Price of DiaMedica Share on the last trading day immediately prior to Closing, multiplied by (ii) the number of DiaMedica Shares to be received by the Sanomune Shareholder on Closing pursuant Section 2.3(c) (the “Payment Shares”). Following such delivery, DiaMedica and the Sanomune Shareholder shall, on Closing, enter into the escrow agreement contemplated by Section 7.2(k) of the Share Exchange Agreement, and DiaMedica shall thereafter deliver to the escrow agent under such agreement the certificate(s) representing the Payment Shares

(b)

If a Tax Clearance Certificate is not delivered to DiaMedica on or prior to the Closing, DiaMedica shall withhold from the Sanomune Shareholder and retain on Closing, as agent for and on behalf of the Sanomune Shareholder, all of the Payment Shares. The Payment Shares will be held by DiaMedica and released on the terms set out in this Schedule 4.5.

(c)

If, on or before the 28th day of the month following the calendar month in which Closing occurs, DiaMedica receives a Tax Clearance Certificate from the Sanomune Shareholder with a certificate limit at least equal to the Minimum Certificate Limit, DiaMedica and the Sanomune Shareholder shall promptly enter into the escrow agreement contemplated by Section 7.2(k) of the Share Exchange Agreement, and DiaMedica shall thereafter deliver to the escrow agent under such agreement the certificate(s) representing the Payment Shares.

(d)	If, by the 28th day of the month following the calendar month in which the Closing occurs (the

“Tax Remittance Date”), DiaMedica:

(i)	has not received a Tax Clearance Certificate from the Sanomune Shareholder, or

(ii)	has received a Tax Clearance Certificate from the Sanomune Shareholder with a certificate limit which is less than the Minimum Certificate Limit,

then, unless the Canada Revenue Agency (the “CRA”) has issued a letter (a “Tax Comfort Letter”) confirming that it will not enforce the remittance of funds by DiaMedica as is normally required under subsection 116(5) of the Income Tax Act and that DiaMedica will not be charged interest or penalties if it delays the remittance of amounts in respect of its acquisition of the Sanomune Shareholder’s Sanomune Shares until further instructed by the CRA, DiaMedica shall remit to the appropriate tax authority an amount equal to 25% of the Minimum Certificate Limit (or, if a Tax Clearance Certificate is received by DiaMedica but with a certificate limit less than the Minimum Certificate Limit, the relevant portion of such mount) or such other amount as may be directed by such tax authority (the “Tax Remittance Amount”), and the Sanomune Shareholder shall forthwith reimburse DiaMedica for the full amount of such remittance, plus any reasonable fees and out-of-pocket expenses incurred by DiaMedica in connection therewith.

(e)

If the CRA provides a Tax Comfort Letter, DiaMedica need not remit the Tax Remittance Amount to the relevant tax authority on the date that would otherwise be the Tax Remittance Date. If a Tax Clearance Certificate with a certificate limit at least equal to the Minimum Certificate Limit is received while the Tax Comfort Letter remains in effect, DiaMedica and the Sanomune Shareholder shall promptly enter into the escrow agreement contemplated by Section 7.2(k) of the Share Exchange Agreement, and DiaMedica shall thereafter deliver to the escrow agent under such agreement the certificate(s) representing the Payment Shares.

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(f)

If the CRA notifies either of DiaMedica or the Sanomune Shareholder that the Tax Comfort Letter is no longer in effect or if the Tax Comfort Letter expires on its own terms, the date of notification or expiration, as the case may be, is deemed to be the Tax Remittance Date for the purposes of this Schedule 4.5.

(g)

If the Sanomune Shareholder has not reimbursed DiaMedica as provided in for paragraph (d) within 30 days of the Remittance Date, DiaMedica shall have the right, as agent and on behalf of the Sanomune Shareholder, to sell, transfer, dispose of or otherwise deal with the Payment Shares to the extent required to satisfy the amount(s) owing to DiaMedica by the Sanomune Shareholder (including by having the proceeds received from any sale or disposition of the Payment Shares paid to DiaMedica), and the Sanomune Shareholder hereby irrevocably appoints DiaMedica as his, her or its agent and attorney to do or cause to be done all such acts and things as may be necessary or desirable (including the execution and any delivery of any documents on his, her or its behalf) in connection therewith. The Sanomune Shareholder will be entitled to have credited against the amount(s) owing to DiaMedica the actual proceeds of any such sale of or dealing with the Payment Shares when such proceeds are received by DiaMedica.

SCHEDULE 5.26
INSURANCE (DIAMEDICA)

Great American Insurance Company Policy No. CDO5916363 effective May 23, 2007 to May 23, 2008.

Great American Insurance Company Policy No. CDO5916363 effective May 23, 2008 to May 23, 2009.

Great American Insurance Company Policy No. CDO5916363 effective May 23, 2009 to May 23, 2010.

SCHEDULE 7.2(I)
DEFEROXAMINE ASSETS

PATENTS

Patent/Publication No.	Title	Filing Date	Application No.	Country
7,618,615	Methods for Providing Neuroprotection for the Animal Central Nervous Systems Against the Effects of Ischemia, Neurodegeneration Trauma and Metal Poisoning	2005-08-08	11/200,898	United States US2006/0039995
	Methods for Providing Neuroprotection for the Animal Central Nervous Systems Against the Effects of Ischemia, Neurodegeneration Trauma and Metal Poisoning	2005-08-11	2576049	Canada
	Methods for Providing Neuroprotection for the Animal Central Nervous Systems Against the Effects of Ischemia, Neurodegeneration Trauma and Metal Poisoning	2005-08-11	200500078492 2	Europe EP1789077

	Methods and Pharmaceutical Compositions for Differentially Altering Gene Expression to Provide Neuroprotection for the Animal Central Nervous System Against the Effects of Ischemia, Neurodegeneration, Trauma and Metal Poisoning	13-Oct-06	11/580,366	United States US2007/092500

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AGREEMENTS

Exclusive licence agreement dated October 22, 2008 between the Sanomune and HealthPartners Research Foundation for the patents specified above, any converted provisional, continued prosecution application, substitution, divisional, continuation, reexamination application and Continuation-in-Part, any foreign patent application corresponding thereto, each patent (including inventor’s certificates) that issues or reissues from any of these patent applications, and for clarity, includes the full term of any such patent together with the benefit of any patent term restoration, supplemental protection certificate or other extension of the patent terms as may be available, and any improvements.